SECURITIES AND EXCHANGE COMMISSION
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LCA-VISION INC.

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PRELIMINARY COPY
SUBJECT TO COMPLETION DATED JANUARY 23, 2009

7840 Montgomery Road
Cincinnati, Ohio 45236
_________________, 2009

Dear Fellow Stockholder:

Stephen N. Joffe, Craig P.R. Joffe and Alan H. Buckey (collectively, the “Joffe Group”) have commenced a process seeking to remove, without cause, all members of your Board of Directors.  The Joffe Group is also asking that you fill the vacancies created by such removals with individuals handpicked by the Joffe Group.  In short, the Joffe Group is asking that you turn over control of LCA-Vision Inc. (the “Company”) to Stephen Joffe.  In return, the Joffe Group is not providing you with a control premium nor a clear and concrete path to building value of your investment in the Company.

Your Board believes that the Joffe Group’s actions are not in the best interest of all of the Company’s stockholders.  The Company’s directors and officers are committed to acting in the best interests of all of the stockholders.  We believe that your current Board and management should be permitted to continue to pursue the Company’s business plan, which has been thoughtfully developed and refined.  Accordingly, we strongly urge you to reject the Joffe Group’s efforts to remove your Board.

You can reject the Joffe Group’s efforts to hijack the Company.  First, do not sign the Joffe Group’s WHITE consent card.  Second, if you have previously signed a WHITE consent card, you may revoke that consent by signing, dating and mailing the enclosed GOLD Consent Revocation Card immediately.  Finally, even if you have not signed the Joffe Group’s consent card, you can show your support for your Board by signing, dating and mailing the enclosed GOLD Consent Revocation Card.  Regardless of the number of shares you own, your revocation of consent is important.  Please act today.  Thank you for your support.

Very truly yours,

E. Anthony Woods
Chairman of the Board

Steven C. Straus
Chief Executive Officer

If you have any questions about revoking any consent you may have previously granted or if you require assistance, please contact the Company’s consent revocation solicitor:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.800.457.0109

[Date]

CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF LCA-VISION INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY STEPHEN N. JOFFE,
CRAIG P.R. JOFFE AND ALAN H. BUCKEY

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of LCA-Vision Inc., a Delaware corporation (the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents by Stephen N. Joffe, Craig P.R. Joffe and Alan H. Buckey (collectively, the “Joffe Group”).

The Joffe Group is attempting to seize control of your Board and Company by asking you to remove the directors that you elected on May 12, 2008 at the 2008 Annual Meeting of Stockholders, and replace them with a slate of nominees handpicked by the Joffe Group.  Specifically, the Joffe Group is asking you to:  (i) repeal any amendments to the Company’s Bylaws (“Bylaws”) adopted after December 31, 2008; (ii) remove, without cause, all of the current directors of the Company; and (iii) elect as directors the Joffe Group’s own handpicked nominees: Stephen N. Joffe, Jason T. Mogel, Robert B. Probst, Edward J. VonderBrink and Robert H. Weisman (the “Joffe Group Nominees”).  The Joffe Group has stated in its consent solicitation statement filed with the Securities and Exchange Commission (the “SEC”) that it will propose that its nominees, if elected, remove the Company’s current senior executive officers and replace them with Stephen Joffe, his son Craig Joffe and Alan Buckey.

Your directors were selected through processes designed by the Board to foster good corporate governance and representation of all stockholders. All but one of the current directors are “independent” as defined in the Marketplace Rules of the NASDAQ Stock Market, and all of them are experienced as directors of public companies.

For these reasons, among others, your Board unanimously opposes the consent solicitation by the Joffe Group.  Your Board is comprised primarily of independent directors, and it is committed to acting in the best interests of all of the Company’s stockholders.  Your Board believes that it is well positioned to recognize and act upon the Company’s strategic opportunities and to maximize the value to be extracted through the Company’s business plan.

This Consent Revocation Statement and the enclosed GOLD Consent Revocation Card are being mailed to stockholders on or about ____________, 2009.

Your Board urges you not to sign any WHITE consent card sent to you by the Joffe Group but instead to sign and return the GOLD card included with these materials.

If you have previously signed and returned the WHITE consent card, you have every right to change your mind and revoke your consent.  Whether or not you have signed the WHITE consent card, we urge you to mark the “REVOKE CONSENT” boxes on the enclosed GOLD Consent Revocation Card and to sign and date and mail the card in the postage-paid envelope provided.  Even if you have not submitted a WHITE consent card, we urge you to submit a GOLD Consent Revocation Card, as it will help us keep track of the progress of the consent process.  Regardless of the number of shares you own, your consent revocation is important.  Please act today.

If your shares are held in “street name,” only your broker or your banker can vote your shares.  Please contact the person responsible for your account and instruct him or her to submit a GOLD Consent Revocation Card on your behalf today.

In accordance with Delaware law and the Company’s Bylaws, on ___________, 2009, the Board set _________, 2009 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Joffe Group’s consent solicitation.  The Company will be soliciting consent revocations from stockholders of record as of the Record Date and only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Joffe Group’s consent solicitation.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.800.457.0109

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based on information available to the Company as of the date hereof.  Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with the Company’s business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and the Company’s ability to successfully implement new technology on a national basis; market acceptance of the Company’s services; the successful execution of marketing strategies to cost effectively drive patients to the Company’s vision centers; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against the Company or others in the laser vision correction industry; the Company’s ability to operate profitably vision centers and retain qualified personnel during periods of lower procedure volumes; the relatively high fixed cost structure of the Company’s business; the continued availability of non-recourse third-party financing for the Company’s patients on terms similar to what the Company has paid historically; and the future value of revenues financed by the Company and its ability to collect on such financings which will depend on a number of factors, including the worsening consumer and credit environment and the Company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.  In addition, an ongoing FDA study about post-Lasik quality of life matters could potentially impact negatively the acceptance of Lasik.  Except to the extent required under the federal securities law and the rules and regulations promulgated by the Securities and Exchange Commission, the Company assumes no obligation to update the information included herein, whether as a result of new information, future events or circumstances, or otherwise.  In addition to the information given herein, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its subsequent Quarterly Reports on Form 10-Q for discussion of important factors that could affect the Company’s results.

DESCRIPTION OF THE JOFFE GROUP CONSENT SOLICITATION

As set forth in its definitive consent solicitation materials filed with the SEC, the Joffe Group is asking you to consent to the following proposals:

Proposal No. 1 - Repeal any provision of the Bylaws in effect at the time the proposal becomes effective that were not included in the Bylaws that became effective on December 31, 2008 and were filed with the SEC on January 6, 2009;

Proposal No. 2 - Remove without cause William F. Bahl, John H. Gutfreund, John C. Hassan, Steven C. Straus and E. Anthony Woods and any person (other than those elected by the consent solicitation) elected or appointed to the Board to fill any vacancy on the Board by such directors or any newly-created directorships; and

Proposal No. 3 - Elect each of Stephen N. Joffe, Jason T. Mogel, Robert Probst, Edward J. VonderBrink and Robert H. Weisman to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

**********

In its consent solicitation materials, the Joffe Group has also stated that, if successful in obtaining control of the Board, it will propose that the Board:

•	remove the senior executive officers of the Company;

•	appoint Stephen Joffe, his son Craig Joffe, and Alan Buckey as the senior executive officers of the Company; and

•	cause the Company, without seeking stockholder approval, to reimburse the expenses of its consent solicitation, which the Joffe Group estimates to be approximately $_______________.

REASONS TO REJECT THE JOFFE GROUP’S
CONSENT SOLICITATION PROPOSALS

Your Board urges you to reject the Joffe Group’s consent solicitation for the following reasons, each of which is explained in greater detail below:

•	Your Board believes it is not in the best interests of all stockholders to turn over control of the Company to the Joffe Group.

•	Your Board believes that Stephen Joffe’s past history indicates that he exhibits unfettered concern for his own personal benefits.

•	Your Board and management have a thoughtful plan for the Company and are implementing it.

•	By contrast, the Joffe Group has not presented a concrete plan for the Company.

•	Your Board believes the principal reasons for the Company’s recent financial results are the declines in consumer confidence and discretionary spending.

•	The Joffe Group’s allegations contain inconsistencies, omissions and inaccuracies.

•	If the Joffe Group’s consent solicitation is successful, the resulting change in control of the Company may have a material adverse effect on the Company’s financial condition.

Your Board Believes it is Not in the Best Interests of All Stockholders to Turn Over Control of the Company to the Joffe Group.

The Joffe Group is asking you to remove all of your directors, without cause, and replace them with individuals handpicked by the Joffe Group.  In effect, the Joffe Group is asking you to give it control without providing you with a control premium.  Your Board believes that it is not in the best interests of all stockholders to turn over control of the Company to any individual stockholders or group of stockholders.  Your Board is firmly committed to acting in the best interests of the Company and all of its stockholders.

All but one of the Company’s current directors are independent, that is, not also a member of the Company’s management.  The Joffe Group seeks to replace these independent directors with persons handpicked by Stephen Joffe.

Your Board Believes that Stephen Joffe’s Past History Indicates that He Exhibits Unfettered Concern for his Own Personal Benefits.

As described in more detail below, in “Background of the Joffe Group Solicitation”:

•
In 2006, while serving as Chief Executive Officer of the Company, Stephen Joffe rejected a substantially increased compensation package offered by the Company as inadequate and resigned his executive position.  Although in its consent solicitation statement the Joffe Group criticizes Mr. Straus’ compensation, Mr. Straus’ compensation for 2008 (including equity awards and perquisites) is substantially less than 50% of the compensation package Stephen Joffe rejected, which included a base salary of $750,000, a bonus of up to 150% of base salary and up to 170,000 shares of Common Stock, and is less than Stephen Joffe’s 2006 base salary of $600,000.

•
While negotiating his compensation with the Board and still serving as Company Chairman and CEO, Stephen Joffe began acquiring without the Company’s knowledge approximately 7.2% of the common stock of the Company’s largest competitor, TLC Vision Corporation, which the Board determined was a violation of the Company’s ethics policy.

•
When Stephen Joffe refused to divest his interest in TLC Vision on terms acceptable to the Board, the Board replaced him as Chairman of the Company and declined to nominate him for re-election as a director.

•
Stephen Joffe then sought, unsuccessfully, at various times to acquire TLC Vision, to become CEO of TLC Vision with substantial cash and equity compensation for himself and to gain election for himself and two designees to the TLC Board.

Rebuffed in his attempts to acquire TLC Vision, Stephen Joffe returned his focus to your Company.

Before and during the current consent solicitation, Stephen Joffe and the Joffe Group have repeatedly contacted the Company’s surgeons, employees and outside consultants to seek support for their solicitation and to undermine confidence in your Board and management.  Your Board has been advised that members of the Joffe Group have threatened to terminate surgeons and Company employees who do not support their takeover bid if their consent solicitation is successful.  Your Board believes that these tactics are divisive, undermine surgeon and employee morale and seek to benefit the Joffe Group at the expense of other stockholders.

In 2007 and 2008, Stephen Joffe and Craig Joffe launched private clinics called Joffe MediCenter operating in Minneapolis, Minnesota and Louisville, Kentucky, respectively, which offer LASIK surgery and aesthetic laser enhancement procedures.  The Joffes’ clinics compete directly with the Company, which operates LASIK centers in the same markets.  The Board believes that Stephen Joffe should be forthcoming with the Company’s stockholders as to what he and his son intend to do with their latest refractive surgery investment if the Joffe Group’s consent solicitation is successful.  In their December 17, 2008 letter to stockholders, Stephen Joffe and Craig Joffe said they would explore selling the Joffe MediCenter to the Company, but did not commit to doing so or disclose what terms they would seek for the transaction.

The Board believes that Stephen Joffe’s pursuit of his personal objectives at the Company’s expense is not new.  In July 1999, the Company first revealed it had formed a joint venture with Cole National Corporation, a traditional eyeglass retailer, to manage a referral network.  According to a press release, Cole was to market the Company’s LASIK centers to plan sponsors and employees.  In August 1999, while Chairman and Chief Executive Officer of the Company, Stephen Joffe and his wife revealed that they purchased a 6.7% interest in Cole National for investment purposes.

Then on February 22, 2000, Stephen Joffe wrote an open letter to Cole National’s management stating he was “very disappointed in the performance of the Company over the last several years.  I think it is reasonable to assume that most of the investors share my belief.”  On December 31, 2001, Stephen Joffe reported that he had liquidated his position in Cole National.

Your Board views Stephen Joffe’s tactics with Cole National as questionable given that he was publicly criticizing the Company’s new joint venture partner.  The Board believes Stephen Joffe’s actions were not in the best interests of the Company and its stockholders.

Your Board believes that these prior actions raise valid questions as to Stephen Joffe’s judgment and motives, as well as showing a pattern of conflicts of interest that could distract from his duties as a director and officer.

The Company’s stockholders deserve a management team and Board that are focused on creating value for all stockholders.  By inserting himself and his nominees on the Board, Stephen Joffe is looking to advance his own agenda, which is to install himself as Chief Executive Officer and his son as Chief Operating Officer and to gain control of your Company without paying anything to the Company’s stockholders.  Stockholders should ask themselves, where is Stephen Joffe’s loyalty?  What are his true motives?  What are his plans for the Company?  What are his plans for the Joffe MediCenter?

Your Board and Management Have a Thoughtful Plan for the Company and Are Implementing It.

The Company owns and operates 75 vision centers in 32 states under the LasikPlus® brand.  The Company’s management firmly believes that the core strength of the Company  resides in its knowledge of and ability to treat conditions of the eye.

Since Steven C. Straus became the Company’s Chief Executive Officer in November 2006, the Company’s management has rapidly implemented processes and procedures which were sorely lacking under the prior management led by Stephen Joffe and Craig Joffe.  In doing so, management has professionalized the operations of the Company from a start-up enterprise to an industry leader poised for future success.

After joining the Company, Mr. Straus assembled a leadership team with expertise in healthcare, expense and cash management, multi-site operational management, consumer marketing and human resources development. The Company then embarked on parallel paths of professionalizing the management of the Company, which had been a family led, start-up enterprise, and preparing the Company for the next stage of profitable growth.

The Company operated since inception with neither detailed annual vision center-level operating budgets nor a formal strategic plan. Starting in July 2007, under the leadership of Mr. Straus, the Company’s new management has engaged in a dedicated ongoing strategic planning process to address all aspects of the Company’s business.  The strategic  process has enabled  the Company to understand better its market, its competitors and its competencies.  The operational changes and results to date of this strategic planning process are far too numerous to identify, but the following are some of the more significant achievements:

●           in the area of patient experience, management has upgraded the laser technology in all of its vision centers and empowered decision-making at the vision center level to be more responsive to patient needs in individual markets;

●           in the area of staff development, the Company has implemented various training, recruitment and succession planning programs for surgeons, optometrists and staff, which has resulted in improvements in exam show-rate, patient conversion and treatment show-rate;

●           in the area of operations, management has reorganized and strengthened the organizational structure, including the hiring of senior executives in the areas of operations, human resources and call center management, opened state-of-the-art national call and data centers, and evaluated the Company’s laser platforms to streamline operational and clinical processes;

●           in the area of financial/accounting management, management has created the first-ever detailed annual operating budget process and improved the timeliness of financial reporting;

●           in the area of leadership, management has created the Optometric Advisory Board, which complements the previously established Medical Advisory Board, and has created strong partnerships between field staff and corporate support departments, and increased and improved communications across the entire Company, which helps all members say connected and improve morale.

The impact of these initiatives started to pay dividends in 2008, including:

●           the Company performed over 115,000 successful laser vision correction procedures;

●           the Company expanded its relationships  with major managed care health and vision plans, and now has exclusive or preferred agreements with seven of the eight top U.S. health and vision plans and signed agreements with an additional five insurers;

●           the Company has in place aggressive cash management initiatives, such as improved management of vendor terms, that generated approximately $3.0 million in cash flow;

●           the Company reduced expenses, such as labor cost reductions, that generated approximately $14.0 million of annualized savings;

●           the Company reduced marketing spend from approximately $66.5 million in 2007 to approximately $52.4 million in 2008;

●           the Company reduced general and administrative overhead expense from approximately $22.7 million in 2007 to approximately $20.3 million in 2008;

●           the Company reduced capital expenditures from approximately $28.9 million in 2007 to approximately $14.9 million in 2008;

●           the Company negotiated a five-year even-payment $20 million term loan with a fixed interest rate below 5%; and

●           the Company ended 2008 with a cash and investment balance of nearly $60 million.

As a result of these initiatives, in 2009, the Company expects to be cash flow positive at 2008 procedure levels and to have a three-year cash reserve position at a 90,000 annual procedures level.

Ongoing initiatives to strengthen further the Company’s balance sheet and financial performance include negotiations to rationalize the number of excimer lasers in each vision center to reduce costs while maintaining clinical outcomes and patient satisfaction, further improvement in collection results from internally financed patients using  FICO scores to qualify patients for appropriate financing options, and continued migration toward part-time workforce to complement a core work group of full-time employees.

In addition to the reduction of marketing costs in 2008, the Company has aggressively refocused its marketing efforts on local marketing and advertising. These efforts include: local market pricing, a disciplined approach to individual market planning and budgeting as well as in depth use of analytics to evaluate  marketing efficiency.  Following research and a segmentation study, we developed cost-effective, market-specific plans that deliver a message that clearly differentiates LasikPlus® to targeted audiences, while building brand awareness through integrated marketing materials.  The Company’s test of this new concept in 13 markets over a three-week period resulted in a 34% increase in eye procedures performed compared with a control group of 46 markets over a four-week period.

Another key component of the Company’s strategy is to institute a “Lifetime Vision” model, which allows the Company to leverage its currently installed fixed asset base and to fully utilize the highly trained and skilled ophthalmic surgeons and optometrists associated with the LCA family. The “Lifetime Vision” model is based on the concept that an individual should be a patient of the Company for life and rejects the old “Catch & Release” model that does not allow for repeat sources of revenue.  The Company believes that with a phased approach, there is a potential annual revenue increase of $30.0 million by instituting Intra Ocular Lens (IOL) replacement alone. The advancement and development of the “Lifetime Vision” model will be the primary focus of the Company’s management in 2009.

In addition, the Company has also completed the first funded LASIK insurance program in the industry, underwritten by Standard Security Life Insurance Company of New York. This funded LASIK program provides partially funded Lasik insurance coverage and will be available through vision and health care plans and employer and labor union benefit plans. The Company believes that this new program will further strengthen and broaden its ability to penetrate its targeted market segments.

The Joffe Group Has Not Presented a Concrete Plan for the Company.

The Joffe Group makes a number of bold statements about the shortcomings of the current Board and management and about its ability to improve the Company’s performance.  In particular, the Joffe Group says it has a “plan to right the ship,” but has failed to disclose it.  By comparison, as described above, your Board and management have articulated a concrete, thoughtful plan for the future of the Company, and the Company has invested heavily in that plan.

Stephen Joffe has criticized the Company’s strategy but has not offered any concrete plan of his own.  Instead, it appears he has the following intentions: (1) to install himself as Chief Executive Officer, with his son Craig Joffe as Chief Operating Officer and Alan Buckey as Chief Financial Officer, and (2) to step in and take credit for the Company’s turn-around just as current management’s strategy begins to bear fruit and financial performance begins to improve, or to change the Company’s direction and disrupt all of the progress the Company has made  implementing its new strategy before stockholders have had an opportunity to benefit from the Company’s investment in that strategy.  Your Board believes that the Joffe Group’s plans will not benefit you as a stockholder and are disruptive and damaging to the Company and its current strategy.

Your Board believes that the “plan” proposed by the Joffe Group in its consent solicitation statement is vague, conclusory and contradictory.  For example:

•	It proposes to “restore positive physician relationships and confidence,” which the Board believes the Joffe Group itself has sought to undermine.

•
It proposes to implement “aggressive cost reduction,” while hiring “key operational employees” but at the same time it is criticizing the Company’s current management for closing underperforming centers and reducing staff.  The Joffe Group does not describe how it will accomplish this.

•	It proposes to “restore patient quality” without presenting any convincing evidence that patient quality has declined.

The Joffe Group states that it can not assure you that its “plan” will be implemented if its nominees are elected or that the election of its nominees will improve the Company or enhance your stockholder value.

Your Board and management have a business plan and are implementing it.  Stephen Joffe has made only vague proclamations with no specifics whatsoever as to how or what he intends to deliver on these proclamations.  If the Joffe Group’s consent solicitation is successful, the progress that has already been made with respect to the new strategy will be disrupted.  Your Board urges you not to take that risk.

Your Board believes that the Principal Reasons for the Company’s Recent Financial Results are the Declines in Consumer Confidence and Discretionary Spending.

An October 28, 2008 research report on the Company by Maxim Group stated, “[w]e believe that it is too soon to call a bottom in the refractive market due to continued erosion in many key economic indicators, particularly rising unemployment and declining consumer spending…On the expense side of the equation, we applaud management’s effort to rein in expenditures across all operations during the present softening market conditions.”

 As shown below, the operating metrics of the laser vision correction industry are closely correlated to consumer confidence.  Furthermore, the Company experienced a similar downturn in 2001 when Stephen Joffe was its CEO.

Although today the Company is a market leader in laser vision correction and operates 75 LasikPlus vision centers across the U.S., 10 years ago the Company operated only 22 centers, including 19 in the United States, two in Canada and one in Finland. The four-fold increase in domestic centers coincided with growth in consumer confidence and was accomplished by strategic de novo center openings, meaning each center was "built” and not "bought." The Company's growth was facilitated by then-innovative consumer marketing, including a heavy emphasis on direct-response mail and local advertising.

As shown in the following tables, the Company’s business and industry are extremely sensitive to adverse changes in the economy and especially to declines in consumer confidence.

The resulting decline in procedure volume has been felt consistently across the industry, including by the two major service providers (the Company and TLC Vision), as well as the dominant technology manufacturer (AMO). Over the past two years, each of these companies lost approximately 90% of its market valuation.

The Company’s management and the Board take no comfort in the argument that the impact on Company performance by declining consumer confidence is “outside its control.” Rather, it serves as a sharp catalyst to review decisions recently made and to test and implement changes that promote future success.

As the sole (albeit loose) period of comparison to current economic times when the Company was operating at meaningful scale, the U.S. economy was in an economic down cycle for eight months as of March 2001. During this period of economic decline, which was less severe in magnitude and duration than the current recession, our country experienced a significant drop in consumer confidence, which correlated to a drop in LASIK vision correction procedure volume. Beginning then, under the leadership of Stephen Joffe, the Company reported five consecutive quarters of year-over-year revenue declines, reported a loss (excluding one-time items) for five of six consecutive quarters, postponed new center openings and restructured operations. From the first quarter of 2001 to the third quarter of 2002, the Company closed five of 31 LasikPlus vision centers (16% of its total). As a result, the Company’s estimated market share declined 40% from 6.5% in the first quarter of 2001 to 3.9% in fourth quarter of 2001.

In response to the decline, Stephen Joffe took limited actions by reducing the number of centers and decreasing operating expenses. No major initiatives were undertaken to change the marketing strategy or marketing messages, or to strengthen field or corporate leadership. Management maintained its sole dependence on elective, self-pay laser vision correction service, rather than diversifying the business model. The Company reported pre-tax operating losses in 2001 and 2002, and indeed in five of the most recent 10 years (1996 to 2005) under Stephen Joffe’s management.

The Joffe Group’s Allegations Contain Inconsistencies, Omissions and Inaccuracies

The Board believes the Joffe Group’s consent solicitation statement contains many inconsistencies, omissions and inaccuracies, including the following:

•            The Joffe Group expresses “concerns” over the compensation of the Company’s senior management.  Yet Mr. Straus’s compensation is substantially less than Stephen Joffe’s $600,000 base salary in 2006 and the $750,000 base salary he rejected when he resigned as CEO in 2006.  The Joffe Group does not disclose the compensation arrangements it will propose for Stephen Joffe, his son Craig Joffe, and Alan Buckey if it is successful in gaining control of the Company.

•            Similarly, the Joffe Group alleges that the Board's compensation is excessive without disclosing the compensation arrangements it will propose for the Board if it is successful in obtaining control of the Company.  Furthermore, the Joffe Group does not tell you that the compensation arrangements for the Board which it criticizes were adopted in 2006 when Craig Joffe was a director and acting CEO of the Company and Alan Buckey was CFO of the Company.

•            The Joffe Group states that Craig Joffe resigned “over concerns about the strategic direction of the Company under the leadership of the Board and the recently appointed CEO” and that Alan Buckey resigned from the Company over disappointment with the CEO and the Board.  The Joffe Group does not tell you that both of them resigned after the Board declined to appoint them as CEO.  The Joffe Group does not disclose why Stephen Joffe resigned as CEO.  The Board believes he resigned because the Board would not meet his compensation demands, which substantially exceeded the compensation paid to the Company's current CEO and that recommended by the Company's independent compensation consultant.

•            The Joffe Groups states part of its plan is to “appoint new members of the Board of Directors with the relevant experience and expertise to turn around the Company” but:

•	Other than Stephen Joffe, none of its nominees have any apparent expertise in healthcare. Two are lawyers, one is an accountant and the fourth is a professor of graphic design.

•
The Joffe Group’s consent solicitation materials do not disclose whether its nominees (other than Stephen Joffe and Mr. VonderBrink), have any experience as a director of a public company.  Mr. VonderBrink is a director of Streamline Health Solutions.  Since 2006, when Mr. VonderBrink became a director of Streamline Health Solutions, its stock price has declined by approximately 66% percent.

•
The Joffe Group complains that the members of the Board do not own enough shares of Common Stock, while ignoring the fact that four of its five nominees for director do not own a single share of Common Stock.

•
The Joffe Group criticizes the current Board, without acknowledging that Stephen Joffe participated in the recruitment of, and approved the nomination and election of, all of the independent directors.

If the Joffe Group’s consent solicitation is successful, the resulting change-in-control of the Company may have a material adverse effect on the Company’s financial conditios.

•            If the Joffe Group’s consent solicitation is successful, a material change in the Company’s executive management will result in an “Event of Default” under the Company’s Loan and Security Agreement dated as of April 24, 2008 with PNC Equipment Finance, LLC.  An Event of Default would permit the lender to require immediate repayment of the approximately $16.6 million currently outstanding under the Loan Agreement.  The Joffe Group had not informed you that such acceleration could occur or how it would repay the debt and replace this financing, which bears interest at less than 5% per annum.  The Board believes that doing so under current economic conditions would be very difficult at best, and that the loss of this financing could have a material adverse effect on the Company.

•            A change in control of the Company also will permit GE Money Bank to terminate the open-end patient financing program for the Company’s customers under the CareCredit Program and Card Acceptance Agreement dated as of October 30, 2007.  During 2008, approximately 50% of the Company’s revenues were financed through this program.  The Board believes that a termination would also have a material adverse effect on the Company.

•            In addition, if the Joffe Group’s solicitation is successful, and the Joffe Group’s designated directors discharge the Company’s current executive officers, their employment agreements would require the Company to pay them approximately $1.5 million in lump sum severance payments plus benefit continuation.

•            Finally, in its consent solicitation the Joffe Group stated that, if successful, it would ask the new Board to reimburse its expenses in connection with the solicitation of approximately $_______.

BACKGROUND OF THE JOFFE GROUP
SOLICITATION

From 2006 to the present, the members of the Joffe Group abruptly resigned their respective positions with the Company to pursue alternative objectives.  By early 2005, then Company CEO/Chairman Stephen Joffe, who had been the Company’s largest stockholder, had divested virtually all of his holdings in the Company.  SEC filings indicate that he transferred approximately 1 million shares to his son Craig Joffe in early 2005.  He did not advise the Board in advance of his intent to do so.

Stephen Joffe’s annual monetary compensation as CEO of the Company increased from $325,000 in 2004 to $600,000 in 2005, substantially more than Steven Straus is paid today.  In 2005, Stephen Joffe hired an outside compensation consultant to assist him in negotiating his compensation for the 2006 to 2008 period.  The Board’s Compensation Committee, on the advice of its independent compensation consultant, was willing to increase Stephen Joffe’s compensation substantially.  However, the Committee’s proposed increase (to $750,000, with a bonus of up to 150% of salary, 95,000 restricted shares of Common Stock and up to 75,000 additional shares of Common Stock on the achievement of specified performance targets) did not reach the level Stephen Joffe was seeking – a level the Committee deemed excessive – and Stephen Joffe resigned his CEO position as of March 1, 2006.

In connection with his resignation, Stephen Joffe negotiated an arrangement that would pay him $1.0 million to remain as Chairman of the Company until the end of 2006.  While negotiating with the Board and still serving as Company Chairman and CEO, Stephen Joffe, without the Company’s knowledge, began acquiring 4.3 million shares of common stock of the Company’s largest competitor, TLC Vision Corporation.  The Board believed that his sizable equity stake in TLC Vision violated the Company’s business code of ethical conduct.  In March 2006, when Stephen Joffe refused to concur with the Board’s proposal for divesting his interest in TLC Vision, the Board replaced Stephen Joffe as Company Chairman and decided not to nominate him for reelection as a director at the 2006 Annual Meeting of Stockholders.  Stephen Joffe was paid a lump sum severance of $1.0 million in cash.

With no succession plan in place, the Board immediately named as interim CEO Stephen Joffe’s son Craig Joffe, who had been serving as Chief Operating Officer and General Counsel.  The Board hired an industry-leading national recruitment firm, SpencerStuart, to seek a permanent CEO with Craig Joffe among the candidates under consideration for the position.  In November 2006, Steven Straus was named Company CEO and a member of the Board.  Craig Joffe remained with the Company as Chief Operating Officer and General Counsel and a member of the Board for five additional months until he unexpectedly resigned in late March 2007.

In January 2007, Stephen Joffe engaged in discussions to acquire TLC Vision.  According to TLC Vision:

“[TLC Vision] engaged in good faith negotiations with [Stephen Joffe] over several months, including negotiating the terms of an acquisition agreement.  Late in the process, however, [Stephen] Joffe and his advisors became unresponsive for a period of time and then presented the [TLC Vision] board of directors with a list of new demands, many of which related to significant issues that had been the subject of previous negotiations and which the board of directors and its advisors thought had been agreed upon.  Based on [Stephen] Joffe’s new demands, [the TLC Vision] board of directors concluded that [Stephen] Joffe’s offer was not bona fide and requested that he make a firm offer or discussions would be terminated.  [Stephen] Joffe was unwilling to present a firm bona fide offer [and] discussions were terminated…”

TLC Vision also reported that in May 2007, Stephen Joffe approached TLC Vision’s board of directors about joining TLC Vision’s board and taking an executive position with TLC Vision.  Over the course of approximately four weeks of discussions, Stephen Joffe made clear to the TLC Vision board that he would require a compensation package including stock options for himself and his management team exercisable for approximately 15% of TLC Vision’s outstanding shares.  TLC Vision and Stephen Joffe were unable to reach agreement.

Stephen Joffe then proposed in early 2008 that TLC Vision shareholders elect himself and two of his designees to the TLC Vision board of directors.  Stephen Joffe stated that he intended to solicit proxies to elect his nominees at the TLC Vision 2008 annual meeting, but TLC Vision’s board opposed his proposal, and, on May 7, 2008, he announced he had abandoned this effort.

After eight years of service to the Company, Alan Buckey resigned abruptly in June 2008 from his position as Executive Vice President and Chief Financial Officer and promptly joined the Joffe Group.

Beginning in October 2008, when the Company’s Common Stock was trading at historic lows, the Joffe Group began to purchase Common Stock. On November 5, 2008, the Joffe Group filed a Schedule 13D with the SEC reporting that they had purchased an aggregate of 2,115,320 shares of Common Stock at prices ranging from $2.29 to $3.20 per share between October 6, 2008 and November 4, 2008.  In the filing, the Joffe Group stated that its intent in purchasing the shares was investment and that it had no present plan or proposal relating to changing the management of the Company.

At a meeting held on November 11, 2008, the Board approved a Stockholders Rights Plan (the “Plan”), which was later finalized and announced on November 24, 2008.  The Board had been considering the adoption of the Plan for more than six months.  The Board determined that the Plan was desirable to preserve the long-term value for the Company in the event of a takeover.  The Plan is not intended, and will not, prevent a takeover of the Company, but is intended to ensure that all Company stockholders receive equal treatment in a takeover and to guard against tactics that could impair the Board’s ability to represent stockholders’ interests fully.  Contrary to assertions by the Joffe Group in its letter of November 24, 2008 and in its consent solicitation materials, the Plan’s terms, including the “adverse person” provisions, are similar to those adopted by many other public companies.  Furthermore, the Board has not invoked, and has no current intention to invoke, the “adverse person” provision against the Joffe Group.

On November 13, 2008, at his request, the Joffe Group met with Anthony Woods and William Bahl, independent directors of the Company.  In that meeting, Stephen Joffe expressed concern about the business and management of the Company but declined to offer any concrete proposals to improve the Company’s results of operations.

On November 18, 2008, the Board discussed the meeting with Stephen Joffe.  On November 19, 2008, Mr. Woods advised Stephen Joffe that the Board had discussed the November 13 meeting, but the Board was not prepared to replace its current management team with the Joffe Group.

On November 21, November 24, December 4 and December 9, 2008, the Joffe Group sent letters to Mr. Woods and the Board criticizing the Board and management, criticizing the adoption of the Plan, requesting Board representation and calling for a special meeting of stockholders to approve the Plan.

On December 10, 2008, the Board responded in writing to the Joffe Group, as follows:

December 10, 2008

VIA EMAIL & CERTIFIED MAIL
Stephen N. Joffe
Craig P. Joffe
Alan H. Buckey
9650 Montgomery Road
Cincinnati, Ohio 45242

Gentlemen:

The Board of Directors of LCA-Vision has received and reviewed each of your letters.

The Board is, of course, concerned about the Company's recent operating results and aware of the business challenges the Company faces, although it does not agree with your description of the Company's condition as "dire" or its prognosis as "poor." As in prior economic downturns, a decline in consumer confidence and discretionary spending has adversely affected the Company's performance. The Company has adopted and is implementing a business plan, including the actions described in its recent SEC filings, which the Board believes are appropriate during the current difficult economic situation. The Board is confident in the ability of its current management team to execute this business plan.

With respect to your recent request for Board representation and appointment to management positions at the Company, as you have noted repeatedly, each of you has previously served as an executive officer of LCA-Vision and, in the case of Steve and Craig, also as a Director. Each of you voluntarily resigned from those positions of trust to pursue alternative personal or business objectives. It seems to the Board for you to request such appointments is disingenuous after previously abandoning the Company.

Finally, the Board's rationale for taking certain recent actions has been adequately explained in the Company's public announcements regarding those actions. In particular, the stockholders' rights plan is designed to benefit all stockholders by ensuring that all stockholders receive equal treatment in the event of any proposed takeover, and to guard against tactics that could impair the Board's ability to represent stockholders' interests fully and independently. Under the Company's policies, the Board is authorized to adopt a rights plan without prior approval if the plan is submitted for stockholder approval within 12 months of adoption. Accordingly, the plan provides that it will expire if its adoption is not ratified by the stockholders within 12 months. Consequently, the Board does not believe that it is necessary or prudent to call an immediate special meeting of stockholders for this purpose.

The Board is certainly open to hearing the suggestions of the Company's stockholders, as evidenced by our arranging a meeting between you and certain members of the Board. However, your recent letter writing campaign has become a distraction to executing our strategic plan. Thus, we do not intend to respond to your letters individually, as they tend to repeat certain themes with which we don't agree.

Sincerely,

/s/ E. Anthony Woods
E. Anthony Woods
Chairman of the Board

The Joffe Group continued to criticize publicly and privately the Company’s Board and management, without offering any concrete suggestions for changing the Company’s strategic plan, culminating in the publication, on December 17, 2008, of a letter to stockholders demanding the ouster of the entire Board and its replacement with members and designees of the Joffe Group and announcing the proposed consent solicitation.

In private conversations with representatives of the Company, Stephen Joffe rejected any solution that did not include the Joffe Group’s obtaining control of the Board, the ouster of the Company’s current senior management and their replacement by the Joffe Group.

On December 22, 2008, Craig Joffe delivered a letter to the Company requesting a complete list of the Company’s stockholders and other corporate records.  The Company promptly supplied him with all information required by law.

On December 29, 2008, the Company issued the following press release:

CINCINNATI, Dec 29, 2008 — The LCA-Vision Inc. (Nasdaq: LCAV) Board of Directors strongly opposes the consent solicitation threatened by the Joffe group. The Board believes that the Company has undertaken a prudent and achievable strategic plan to return the Company to profitability and that the Joffe intervention is a poorly designed effort to take control of your Company. The Board further believes that the Joffe effort is an undue distraction to the Company that would damage shareholder value. The Board of Directors strongly encourages stockholders to refrain from taking any action regarding the Joffe group's consent solicitation until they have had the benefit of the Board's recommendation and accompanying explanation.

On December 31, 2008, the Board adopted amendments to the Bylaws to ensure that all stockholders have advance notice of nominations of directors and the proposal of other business, as applicable, to be brought before stockholders at an annual meeting.  The Joffe Group is not seeking the repeal of these amendments.

On January 16, 2009, the Joffe Group filed its preliminary consent solicitation statement with the SEC.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q:	Who is making this solicitation?

A:	Your Board of Directors.

Q:	What are we asking you to do?

A:
We are asking you to revoke any consent that you may have delivered in favor of the three proposals described in the Joffe Group’s consent solicitation statement and, by doing so, preserve your current Board of Directors, which will continue to act in your best interests.

Q:          What is a consent solicitation?

A:
Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  The Company’s certificate of incorporation does not prohibit stockholder action by written consent.

Q:	If I have already delivered a consent, is it too late for me to change my mind?

A:
No.  Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective.  At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card, as discussed in the following question.

Q:	When will the consents become effective?

A:
Under Section 228 of the Delaware General Corporation Law, the Joffe Group’s proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.

Q:	What is the effect of delivering a consent revocation card?

A:
By marking the “REVOKE CONSENT” boxes on the enclosed GOLD Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to the Joffe Group.  Even if you have not submitted a consent card, you may submit a consent revocation as described above.  Even if you have not submitted a WHITE consent card, we urge you to submit a GOLD Consent Revocation Card, as it will help us keep track of the progress of the consent process.

Q.	What should I do to revoke my consent?

A:
Mark the “REVOKE CONSENT” boxes next to each proposal listed on the GOLD Consent Revocation Card.  Then, sign, date and return the enclosed GOLD Consent Revocation Card today in the envelope provided.  It is important that you date the GOLD Consent Revocation Card when you sign it.

Q:	What does the Company’s Board of Directors recommend?

A:
Your Board of Directors strongly believes that the solicitation being undertaken by the Joffe Group is not in the best interests of all of the Company’s stockholders for the reasons described above.  Your Board of Directors unanimously opposes the solicitation by the Joffe Group and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q.	If the Joffe Group’s proposals are approved, will it result in a “change of control?”

A.
Yes. If the Joffe Group’s solicitation is successful, and the Joffe Group’s designated directors discharge the Company’s current executive officers, their employment agreements would require the Company to pay them approximately $1.5 million in lump sum severance payments plus benefit continuation.   In addition, a material change in the Company’s current executive management would result in an “Event of Default” under its Loan and Security Agreement with PNC Equipment Finance, LLC, enabling the lender to accelerate payment on approximately $16.6 million of debt, and would permit GE Money Bank to terminate its open-end patient financing CareCredit program for the Company’s customers.

Q:	Who is entitled to consent, withhold consent or revoke a previously given consent with respect to the Joffe Group’s proposals?

A:
Only the stockholders of record of the Company’s Common Stock on the Record Date are entitled to consent, withhold consent or revoke a previously given consent with respect to the Joffe Group’s proposals.  In accordance with Delaware law and the Bylaws, the Board has set ____________, 2009 as the Record Date for the determination of stockholders who are entitled to execute, withhold or revoke previously given consents relating to the Joffe Group’s proposals.  The Company will be soliciting consent revocations from stockholders of record as of the Record Date and only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Joffe Group’s consent solicitation.  You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a stockholder of the Company of record on the Record Date and the consent or revocation was otherwise valid.

Q:	Who should I call if I have questions about the solicitation?

A:	Please call Georgeson Inc. toll free at 1.800.457.0109. Banks and brokers should call 212.440.9800.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the Board has set __________, 2009 as the Record Date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to the Joffe Group’s proposals.  As of January 20, 2009, there were 18,552,985 shares of the Company’s Common Stock outstanding, each entitled to one consent per share.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke consents in connection with the Joffe Group’s proposals.  Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GOLD Consent Revocation Card on their behalf.  You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a stockholder of record of the Company as of the close of business on the Record Date and the consent or revocation was otherwise valid.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  The Company’s certificate of incorporation does not prohibit stockholder action by written consent.  Under Section 228 of the Delaware General Corporation Law, the Joffe Group’s proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.

Because the Joffe Group’s proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the GOLD Consent Revocation Card.

Effect of GOLD Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a GOLD Consent Revocation Card.  A consent may also be revoked by delivery of a written revocation of your consent to the Joffe Group.  Stockholders are urged, however, to return all consent revocations in the envelope provided.  The Company requests that if a revocation is instead delivered to the Joffe Group, a copy of the revocation also be returned in the envelope provided so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the GOLD Consent Revocation Card, you will be deemed to have revoked consent to all of the Joffe Group’s proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your GOLD Consent Revocation Card to the Company or to the Joffe Group or by delivering to the Joffe Group a subsequently dated WHITE consent card that the Joffe Group sent to you.

The Company has retained Georgeson to assist in communicating with stockholders in connection with the Joffe Group’s consent solicitation and to assist in our efforts to obtain consent revocations.  If you have any questions about how to complete or submit your GOLD Consent Revocation Card or any other questions, Georgeson will be pleased to assist you.  Banks and brokers may call Georgeson at 212.440.9800, and all others may call Georgeson toll free at 1.800.457.0109.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name.  Accordingly, you should follow the instructions on the GOLD Consent Revocation Card to vote your shares.  Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed GOLD Consent Revocation Card on your behalf.  You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o Georgeson, Inc., at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure each instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THE JOFFE GROUP.  TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE GOLD CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT.  IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE GOLD CONSENT REVOCATION CARD WITH RESPECT TO THE JOFFE GROUP’S PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS.

You should carefully review this Consent Revocation Statement.  YOUR TIMELY RESPONSE IS IMPORTANT.  You are urged not to sign any WHITE consent cards.  Instead, reject the solicitation efforts of the Joffe Group by promptly completing, signing, dating and returning the enclosed GOLD Consent Revocation Card in the envelope provided.  Please be aware that if you sign a WHITE card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Joffe Group’s proposals.

Results of Consent Revocation Statement

The Company will retain an independent inspector of elections in connection with the Joffe Group’s solicitation.  The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATION

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company.  The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be approximately $750,000, of which approximately $125,000 has been incurred as of the date hereof.  In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained Georgeson as proxy solicitors, at an estimated fee of $100,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations.  Georgeson will also assist the Company’s communications with its stockholders with respect to the consent revocation solicitation and such other advisory services as may be requested from time to time by the Company.   The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock.  Georgeson has advised the Company that approximately 15 of its employees will be involved in the solicitation of revocations by Georgeson on behalf of the Company.  The Company has agreed to pay Georgeson compensation for its services and reimbursement of out of-pocket expenses in connection with its services. In addition, Georgeson and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable SEC regulations, the directors and certain executive officers of the Company are deemed to be “participants” in the Company’s solicitation of consent revocations.  Please refer to the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about our directors and officers who might be deemed to be participants in the solicitation.

PROFESSIONAL ADVISORS

In addition to Georgeson, the Company has retained Lippert/Heilshorn & Associates (“LHA”) as its investor and media relations adviser in connection with the consent revocation solicitation.  The Company has agreed to pay customary compensation for such services and to reimburse LHA for its out-of-pocket expenses arising out of or in connection with the engagement.  The Company has also agreed to indemnify LHA against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the consent revocation solicitation.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with this solicitation of consent revocations.

CURRENT DIRECTORS OF LCA-VISION INC.

The names of the current members of the Board and certain information about them are set forth below:

William F. Bahl, age 58, is the co-founder and President of Bahl & Gaynor Investment Counsel, an independent registered investment adviser located in Cincinnati.  Prior to founding Bahl & Gaynor in 1990, he served as Senior Vice President and Chief Investment Officer at Northern Trust Company in Chicago.  Mr. Bahl is a director of Cincinnati Financial Corporation and serves as a trustee for the Talbert House Foundation, Deaconess Associations, Inc. and Hamilton County Parks Foundation.  He is a member of the Cincinnati Society of Financial Analysts.  He has served as a director of the Company since 2005.

John H. Gutfreund, age 79. Since 1993, Mr. Gutfreund has been the President of Gutfreund & Co. Inc., a financial management consulting firm.  Mr. Gutfreund was a Senior Advisor of Collins Stewart LLC (formerly C.E. Unterberg Towbin), an investment partnership for high-growth technology companies, from January 2002 to September 2008.  Formerly, Mr. Gutfreund was with Salomon Brothers from 1953-1991, most recently as its Chairman and Chief Executive Officer.  Mr. Gutfreund is a director of AXES LLC, Evercel, Inc., Montefiore Medical Center, and Nutrition 21, Inc., which he also serves as Board Chairman.  He is an advisor to The Universal Bond Fund.  He is also a Member of The Brookings Institution; Council Advisory Committee in New York; member, Council on Foreign Relations; Lifetime Member, Board of Trustees, New York Public Library; Honorary Trustee, Oberlin (Ohio) College; and Chairman Emeritus and Member of the Board of Trustees, Aperture Foundation.  He has served as a director of the Company since 1997.

John C. Hassan, age 66, has been a consultant to BSC Ventures, a holding company in the printing and converting industry, since November 2006.  Prior to that, he had been the President and CEO of Champion Printing, Inc., a direct mail printing company, for more than 15 years.  Previously, he was Vice President Marketing of the Drackett Company, a division of Bristol-Myers Squibb.  He currently serves on the boards of the Ohio Graphics Arts Health Fund and the Madeira/Indian Hill Fire Company.  He has served as a director of the Company since 1996.

Steven C. Straus, age 52, is Chief Executive Officer of LCA-Vision Inc.  He joined the Company in that capacity in November 2006.  Mr. Straus’ healthcare career has spanned three decades.  Previously, Mr. Straus served in various leadership capacities at MSO Medical, a bariatric surgery management company, from December 2003 through October 2006.  Prior to December 2008, Mr. Straus was Chief Development Officer at Titan Health Corporation, an ambulatory surgery center company, from May 2003 to November 2003, and Vice President, General Manager of OR Partners, Ambulatory Surgery Center Division of TLC Vision Inc. from October 2001 through April 2003.  Previously he was President of the Healthcare Products Group at Jordan Industries; Senior Vice President at Columbia/HCA and Medical Care, Inc. and served in several management capacities at Baxter Healthcare and American Hospital Supply Corporation.  He has served as a director of the Company since November 2006.

E. Anthony Woods, age 68, has been non-executive Chairman of the Board since March 2006.  Mr. Woods has been Chairman of Deaconess Association, Inc. (Deaconess), a healthcare holding company, since 2003, and was previously President and Chief Executive Officer of Deaconess, from January 1987 through February 2003.  Mr. Woods is also director of Cincinnati Financial Corporation, Anchor Funding Services, Inc., Critical Homecare Solutions, Inc. and Phoenix Health Systems.  He has served as a director of the Company since 2004.

The complete mailing address of each director of the Company is c/o LCA-Vision Inc., 7840 Montgomery Road, Cincinnati, OH 45236.

Each director holds office until the next annual meeting of stockholders or until his or her successor has been elected and qualified.  Officers are appointed by and serve at the discretion of the Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of the Company’s Common Stock and immediate family members of these persons. The Audit Committee of the Board of Directors is responsible for reviewing and approving or ratifying related person transactions that would require approval under the proxy rules or which would affect independence under the Company’s principles of corporate governance. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) has delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to the Company. The Audit Committee also must believe, if necessary, that the Company has developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the Company to continue with the transaction, the transaction is fair to the Company and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

During 2008, there were no transactions or series of transactions involving the Company and any of its executive officers, directors, holders of more than 5% of the Common Stock or any immediate family member of any of the foregoing persons that are required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Any situation that might be construed as disqualifying a director as “independent” will be brought to the attention of the Board’s Nominating and Governance Committee which will make a recommendation to the Board regarding the director’s continued service on Board Committees.

Directors and officers are required to report potential or actual related person transactions to the Audit Committee.  The Company’s Directors and Officers Questionnaire is another vehicle used for determining whether or not related person transactions have occurred.  A Directors and Officers Questionnaire is completed annually by each director and each executive officer.  The Questionnaire includes a variety of questions which specifically address related party transactions.

MEETINGS OF THE BOARD OF DIRECTORS AND DIRECTOR INDEPENDENCE

The Board met 16 times during 2008.  During the year, all of the current directors attended at least 75% of the meetings of the Board and all committees of the Board on which they served.  The Board has affirmatively determined that Messrs. Bahl, Hassan, Gutfreund and Woods are “independent” directors as defined in the Marketplace Rules of the NASDAQ Stock Market.

The Board has adopted Board governance guidelines and principles that, together with the charters of the Board committees, provide the framework for corporate governance at the Company. The Company also has a Code of Business Conduct and Ethics that is applicable to all employees, including executive officers, as well as to directors to the extent relevant to their services as directors. The Company’s Board has three standing committees: Audit, Compensation, and Nominating and Governance. Each committee is comprised solely of directors who are “independent” as defined above. The Board has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Code of Business Conduct and Ethics, Board governance guidelines and principles and committee charters are available on the Company’s website at www.lasikplus.com by clicking on “Investors” and “Corporate Governance.” You may request a copy of any of these documents to be mailed to you as described on the last page of this Consent Revocation Statement. Any amendments to, or waivers from, the Code of Business Conduct and Ethics that apply to the Company’s principal executive and financial officers will be posted on the Company’s website.

The Company believes it is extremely important that its directors attend the Annual Meeting of Stockholders and expects them to do so each year, barring unforeseen circumstances. All of the Company’s directors attended the 2008 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial statements, internal controls over financial reporting and auditing, accounting and financial reporting process generally. The Audit Committee is responsible for the selection, compensation and oversight of the Company’s independent auditors and for the pre-approval of all audit and permitted non-audit services to be performed by the independent auditors. Among other things, the Committee meets with the independent auditors to review and discuss the adequacy and effectiveness of the Company’s internal controls and its disclosure controls and procedures; to review the Company’s significant accounting and reporting principles and practices; to discuss the auditors’ judgments on the quality of the Company’s accounting principles; and to discuss any management letters issued by the independent auditors. The Audit Committee also is responsible for receiving and investigating any complaints regarding questionable accounting or auditing matters and violations of the Company’s Code of Business Conduct and Ethics.

The Audit Committee held 11 meetings in 2008. At four of these meetings, the Committee met separately with members of the Company’s internal audit department and with the Company’s independent auditors. The current members of the Committee are Messrs. Hassan (Chair), Bahl and Woods. The Board has determined that each of Messrs. Hassan, Bahl and Woods qualify as an “audit committee financial expert” under applicable SEC rules.

Compensation Committee

The Compensation Committee consists of the four independent directors of the Company. The current members are Messrs. Bahl (Chair), Gutfreund, Hassan and Woods. No member of the Committee has any interlocking relationship with the Company, as defined in applicable SEC rules and regulations. The Committee is responsible for developing and recommending the Company’s executive compensation principles, policies and programs to the Board. In addition, the Compensation Committee either determines or recommends to the Board on an annual basis the compensation to be paid to the chief executive officer and, with advice from the chief executive officer, determines the amount paid to each of the other executive officers of the Company. The principal responsibilities of the Compensation Committee include to:

•	Review and approve corporate goals, objectives and compensation of the Company’s chief executive officer and evaluate his performance.

•	Determine, or recommend to the Board for determination, the compensation of the other executive officers of the Company.

•
Discharge responsibilities of the Board with respect to the Company’s incentive compensation plans and equity-based plans and oversee the activities of the individuals responsible for administering these plans.

•
Approve issuance or any material amendment of, any tax qualified, non-discriminatory employee benefit plan or parallel non-qualified plan pursuant to which a director, officer, employee or consultant will acquire restricted or unrestricted stock, performance units or options.

•
Approve issuances under, or any material amendment of, any stock incentive or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement to the individual’s entering into employment with the Company, will acquire restricted or unrestricted stock, performance units or options.

The Compensation Committee met seven times during 2008.  The chief executive officer is not present during any voting or deliberations of the Committee regarding the chief executive officer’s compensation.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.  During 2008, the Committee did not delegate any of its duties or responsibilities.

The Committee prepares and reviews with the Board an annual performance self-evaluation. The performance evaluation also includes recommending to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee.

The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of director, chief executive officer or other executive officer compensation is vested solely in the Committee. The Committee has utilized the services of CCA Strategies LLC. This consultant has provided information to the Committee on the types and amounts of compensation paid to executive officers by various comparator groups of public companies. This information was used by the Committee as described under “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Company’s Nominating and Governance Committee was established under and has the responsibilities set forth in its charter. During 2008, the Nominating and Governance Committee held four meetings. The current members of the Nominating and Governance Committee are Messrs. Gutfreund (Chair), Bahl, Hassan and Woods.

Responsibilities of the Nominating and Governance Committee include searching for and recommending qualified nominees for election to the Board; identifying Board members qualified to fill vacancies on Board committees; recommending to the full Board programs and procedures relating to the compensation, evaluation, retention, retirement and resignation of directors; reviewing and making recommendations to the Board to address stockholder resolutions; addressing Board performance; and reviewing the performance of senior management for purposes of management succession. The Nominating and Governance Committee has the authority to engage outside advisors at the Company’s expense. The Nominating and Governance Committee will consider, on at least an annual basis, whether the number of directors should be increased, remain the same or be decreased. To the extent vacancies on the Board exist, either as the result of a director not standing for re-election or resigning or as a result of an increase in the size of the Board, the Nominating and Governance Committee will seek candidates who are qualified to fill the vacancy. In evaluating candidates, the Nominating and Governance Committee will consider such qualifications as its members then deem of most benefit to the Company. Experience in the healthcare field is considered a valuable but not necessary qualification.

In identifying director candidates, the Nominating and Governance Committee expects to rely upon the experience of its own members along with recommendations that may be made by others, including the Company’s Chief Executive Officer and stockholders of the Company. Stockholders who wish to suggest possible candidates should direct their suggestions to the attention of the Company’s Assistant General Counsel, who will then forward the suggestions to the Nominating and Governance Committee unless he determines that the suggestions are frivolous or not made in good faith. Candidates suggested by stockholders should at a minimum meet the qualifications set forth above. Candidates suggested by stockholders will be considered on the same basis as those suggested to the Nominating and Governance Committee by other individuals. In 2008, other than the proposals of the Joffe Group, the Company did not receive any recommendations for director nominations from stockholders owning more than 5% of the Company’s Common Stock.

DIRECTOR COMPENSATION

Non-employee directors receive an annual fee of $40,000, paid one-half in cash and one-half in shares of unrestricted Common Stock. Payments are made quarterly in arrears, pro-rated from the time that an individual first becomes a director.  In addition each non-employee director receives a Restricted Share Unit award having a value of $75,000, granted at the close of business on the date of the Company’s Annual Meeting of Stockholders and pro-rated based upon the date upon which an individual first became a director.  These Restricted Share Units vest over a two-year period, one half on the first anniversary of the date of issue and the remainder on the second anniversary of the date of issue, contingent on the individual remaining a non-employee director on those dates.  The chairman of the Audit Committee receives an annual cash payment of $10,000 and the Chairs of the Compensation Committee and Nominating and Governance Committee receive an annual cash payment of $5,000 each, payable quarterly. Finally, upon first becoming a non-employee Director, an individual receives a grant of 1,000 shares of Restricted Share Units which vests over a two-year period. In addition to the compensation to non-employee directors listed above, in 2008,  Mr. Woods received an annualized fee of $125,000 paid quarterly in cash for his board service as non-executive Chairman of the Board. The Nominating and Governance Committee has not made any recommendations to change the compensation structure in 2009.

Steven C. Straus, who was a director during 2008, did not receive any additional compensation for serving on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)

E. Anthony Woods Chairman of the Board	$145,000	$98,323	$0	$0	$243,323

William F. Bahl	$25,000	$98,323	$0	$0	$123,323

John H. Gutfreund	$23,750	$98,323	$0	$0	$122,073

John C. Hassan	$30,000	$98,323	$0	$0	$128,323

(1)	Mr. Woods received compensation of $125,000 in cash during 2008 for his services as nonexecutive Chairman of the Board.

(2)	The equity compensation expense to be recorded in the 2008 financial statements for stock awards made to the directors during 2008 is shown in this column.

(3)	The grant date of fair value as measured by FAS 123(R) for awards made to directors in 2008 are as follows:

	3/31/2008	5/12/2008	6/30/2008	9/30/2008	12/31/2008
E. Anthony Woods	$5,000	$74,997	$4,999	$5,002	$5,002
William F. Bahl	$5,000	$74,997	$4,999	$5,002	$5,002
John H. Gutfreund	$5,000	$74,997	$4,999	$5,002	$5,002
John C. Hassan	$5,000	$74,997	$4,999	$5,002	$5,002

The aggregate number of stock awards and stock options outstanding at December 31, 2008 was:

	Stock Awards	Options	Total

E. Anthony Woods	8,722	33,713	42,435

William F. Bahl	8,722	28,857	37,579

John H. Gutfreund	8,722	2,344	11,066

John C. Hassan	8,722	9,376	18,098

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth certain information with respect to the beneficial ownership of Common Stock, the Company’s only voting security, as of January 20, 2009, by (1) each person who is known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (2) each director and named executive officer, and (3) all directors and executive officers as a group, based upon 18,552,985 shares outstanding as of that date.

SEC rules provide that shares of common stock which an individual or group has a right to acquire within 60 days of January 20, 2009 are deemed to be outstanding for purposes of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table.

Name and Address of Beneficial Owner	Amount and Nature of Ownership (1)		Percent of Class

Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink c/o Steven Wolosky, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower Park East 55th Street New York, NY 10022	2,115,320	(2)	11.4%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,989,366	(3)	10.7%

Eduardo Baviera Sabater, Julio Baviera Sabater, Inversiones Telesan BV and Investment Ballo Holding BV Paseo de la Castellano 20 28046 Madrid, Spain	1,331,226	(4)	7.2%

HWP Capital Partners II L.P. HWP II, L.P. HWP II, LLC Robert B. Haas 300 Cresent Court, Suite 1700 Dallas, TX 75201	1,303,882	(5)	7.0%

E. Anthony Woods, Chairman of the Board	80,306	(6)	*

Steven C. Straus, Chief Executive Officer, Director	14,853	(7)	*

William H. Bahl, Director	51,953	(8)	*

John C. Hassan, Director	32,941	(9)

John H. Gutfreund, Director	20,140	(10)	*

Michael J. Celebrezze, Senior Vice President, Finance, Chief Financial Officer and Treasurer	6,461	(11)	*

David L. Thomas, Senior Vice President of Operations	4,333	(12)	*

Stephen M. Jones, Senior Vice President of Human Resources	3,677	(13)	*

All directors and executive officers as a group (8 persons)	214,664	(14)	1.2%

* Less than 1%

(1)
Except as otherwise noted, the persons named in the table have sole voting and dispositive powers with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)
This information is based on a Schedule 13D filed with the SEC on November 5, 2008, as amended, in which, Messrs. S. Joffe, C. Joffe and Buckey reported having shared voting and dispositive power over 2,115,320 shares of Common Stock.  According to this filing, Messrs. S. Joffe, C. Joffe and Buckey beneficially own 1,171,952, 865,468 and 77,900 shares, respectively, and Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink do not directly own any shares.

(3)
This information is based on a Schedule 13G filed with the SEC by Royce & Associates LLC, a registered investment advisor, on March 6, 2008, in which it reported having sole voting and dispositive power over these shares.

(4)
This information is based on a Schedule 13D filed with the SEC on November 5, 2008.  According to this filing, Sr. Eduardo Baviera Sabater and Inversiones Telesan BV each have sole voting and dispositive power over 765,786 shares of Common Stock and Sr. Julio Baviera Sabater and Investments Ballo Holding BV each have sole voting and dispositive power over 565,440 shares of Common Stock.

(5)
This information is based on a Schedule 13G/A filed with the SEC on December 22, 2006.  According to this filing, HWP Capital Partners, HWP II, L.P., HWII, LLC and Robert B. Haas have sole voting and dispositive power over these shares.

(6)	Includes for Mr. Woods 33,713 shares issuable upon the exercise of certain unexercised stock options.
(7)	Includes for Mr. Straus 7,353 shares issuable upon the exercise of stock options that will vest within 60 days.
(8)	Includes for Mr. Bahl 28,857 shares issuable upon the exercise of certain unexercised stock options.
(9)	Includes for Mr. Hassan 9,376 shares issuable upon the exercise of certain unexercised stock options. Of the shares owned by Mr. Hassan, 13,626 are held in a margin account.
(10)	Includes for Mr. Gutfreund 2,344 shares issuable upon the exercise of certain unexercised stock options.
(11)	Includes for Mr. Celebrezze 3,677 shares issuable upon the exercise of stock options that will vest within 60 days.
(12)	Includes for Mr. Thomas 4,333 shares issuable upon the exercise of stock options that will vest within 60 days.
(13)	Includes for Mr. Jones 3,677 shares issuable upon the exercise of stock options that will vest within 60 days.
(14)	Includes 93,330 shares issuable upon the exercise of certain unexercised stock options held by such persons and stock options that will vest within 60 days.

EXECUTIVE OFFICERS

The current executive officers of the Company are Steven C. Straus, Chief Executive Officer, Michael J. Celebrezze, Senior Vice President of Finance, Chief Financial Officer and Treasurer; David L. Thomas, Senior Vice President/Operations; and Stephen M. Jones, Senior Vice President of Human Resources. Information about Mr. Straus is given above under “Current Directors of LCA-Vision Inc.”

Michael J. Celebrezze, age 51, was named Senior Vice President/Finance, Chief Financial Officer and Treasurer on December 1, 2008.  He had previously served as interim Chief Financial Officer since June 2008 and Senior Vice President and Treasurer since July 2007.  Michael came to the Company in July 2006 as Vice President of Finance and Treasurer from First Transit, Inc., a national public transportation company with $400 million in revenue, where he served as Chief Financial Officer from June 2001 through June 2006.  Prior to joining First Transit, he was employed for 17 years with APCOA/Standard Parking, where he held a variety of financial positions including Executive Vice President and Chief Financial Officer.  Mr. Celebrezze holds a Certified Public Accounting designation in Ohio (inactive) and received a B.S. in Accounting from Kent State University and an M.B.A. from John Carroll University.

Stephen M. Jones, age 56, is Senior Vice President of Human Resources of the Company.  He came to the Company in May 2007 from The Kroger Company, where he was Vice President of Talent Management from June 2001 through May 2007.  Prior to joining The Kroger Company, he was Principal and Practice Leader with the Performance and Rewards Practice of Mercer Consulting, the largest human resources consulting organization in the United States from June 1993 through June 2001.  Mr. Jones earned a B.A. in Biology from Brown University, and an M.B.A. in Health Administration from Widener University.

David L. Thomas, age 49, joined the Company as Senior Vice President of Operations in April 2008.  Prior to joining the Company, he was a Senior Manger of McDonald’s Corp., serving as Chief Operating Officer of Boston Market, Inc. from 2004 until September 2007.  From 2001 until 2004, he was Division President and Senior Vice-President, Operations for Boston Market.  Previously, Mr. Thomas held a number of positions with McDonald’s Corporation from 1991 to 2001 including, in 2001, serving as Country Market Manager of McDonald’s Puerto Rico.  Mr. Thomas is a graduate of the U.S. Military Academy at West Point.

COMPENSATION COMMITTEE REPORT

The undersigned members of the Compensation Committee of the Board of Directors of LCA-Vision Inc. during 2008 and currently have furnished the following report for inclusion in this Consent Revocation Statement:

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the Company’s management.  Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Consent Revocation Statement.

    William F. Bahl (Chair)
   John H. Gutfreund
  John C. Hassan
 E. Anthony Woods

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s compensation programs are designed to provide its executive officers with market-competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Compensation Committee of the Board.  The objectives of the Company’s executive compensation program as developed by the Compensation Committee are to:

•
Provide a direct link between executive officer compensation and the interests of the Company’s stockholders by making a significant portion of executive officer compensation dependent upon the financial performance of the Company.

•	Support the achievement of the Company’s annual and long-term goals and objectives as determined annually by the Committee or the Board.

•	Provide opportunities for equity ownership based on competitive levels, corporate/segment performance, share price performance and share dilution considerations.

•	Provide compensation plans and arrangements that encourage the retention of better-performing executives.

Components and Philosophy of Executive Compensation

The Compensation Committee seeks to set total compensation for the Company’s executive officers at levels that are competitive with that paid to executives with similar levels of responsibilities at similarly-sized corporations that are deemed comparable to the Company.  The Compensation Committee’s goal is to provide total compensation, assuming achievement of target performance measures for incentive compensation are met, that approximates the 50th percentile of the comparable companies and that approaches the 75th percentile of total compensation at such comparable companies if maximum performance measures are achieved.

In furtherance of this goal, the Compensation Committee’s compensation consultant prepared for the Committee’s review a list of comparable companies in late 2007.  Compensation for the named executive officers for 2008 was set by the Committee using a peer group of 25 companies selected from direct competitors, medical technology companies, healthcare, hospitality, medical devices and retail with similar market value, revenue, net income and number of employees.   This group consisted of the following:

Alliance Imaging, Inc.	PolyMedica Corporation
American Medical Systems Holdings, Inc.	Radiation Therapy Services, Inc.
AmSurg Corp.	Select Comfort Corporation
ArthroCare Corporation	SonoSite, Inc.
Books-A-Million, Inc.	Symbion, Inc.
Build-A-Bear Workshop, Inc.	Symmetry Medical, Inc.
California Pizza Kitchen, Inc.	TLC Vision Corporation
Hanger Orthopedic Group, Inc.	Tuesday Morning Corporation
Jos. A. Bank Clothiers, Inc.	VCA Antech, Inc.
Meridian Bioscience, Inc.	Vital Images, Inc.
P.F. Chang’s China Bistro, Inc.	Vital Signs, Inc.
Palomar Medical Technologies, Inc.	Zoll Medical Corporation
Pediatric Services of America, Inc.

Using the comparator group, the Committee’s compensation consultant advises the Committee as to the nature of the elements of compensation paid by the comparable companies and then calculates a market rate of compensation for each such element for each named executive officer’s position (which is essentially equal to the 50th percentile of the element of compensation paid by those companies).

The compensation of executive officers of the Company is, therefore, designed to be competitive with that paid by the comparable companies and includes three elements, namely (i) base salary, (ii) annual incentive cash bonuses, and (iii) long-term equity incentive compensation.  Cash bonuses and long-term equity incentives (collectively, “Incentive Compensation”) represent a significant portion of an executive officer’s potential annual compensation.  In general, the proportion of an executive officer’s compensation that is Incentive Compensation increases with the level of responsibility of the officer.  Allocations by the Committee among the three elements of compensation are market based in order to enable the Company to attract and retain qualified employees and are intended to provide an appropriate salary to the Company’s executive officers while making the greater part of their compensation contingent on, and tied to, the Company’s performance.  The allocation to annual incentive cash bonuses is intended to encourage and reward short-term success.  The allocation to equity incentive compensation, in addition to encouraging and rewarding success over the performance period, is intended to tie the executive’s interest to the long term success of the Company by giving the executive an equity interest in the Company.

The compensation program is designed to further the current strategic goals of the Company, which are to increase stockholder value by focusing on improving operating results through increases in revenue coupled with operating efficiencies.  Executive officers also receive various benefits generally available to all employees of the Company, such as a 401(k) plan and medical plans.

In setting annual and long-term Incentive Compensation goals and performance levels, the Committee intends to provide the executives a challenging yet reasonable opportunity to reach the threshold amount, while requiring substantial growth to reach the maximum level without encouraging executives to take unnecessary and excessive risks.

Other than new hires, the Compensation Committee typically takes actions with regard to executive officer cash and stock compensation in the first quarter of each year after financial results for the previous fiscal year have been finalized.  Therefore, decisions related to compensation in 2009 have not occurred.

Base Salaries

The Compensation Committee seeks to set base salaries for the Company’s executive officers at levels that are competitive with the market rate for executives with similar roles and responsibilities at comparable companies, adjusted to reflect the performance of the individual executive officer.  The Committee has established a target range of 80% to 120% of median level.  In setting annual salaries for individuals, the Compensation Committee first considers the market rate compensation paid for similar positions at companies in the comparator group as a benchmark forecast.  It then considers individual performance of the executive measured against expectations.  The Company has developed a performance development assessment designed to provide a consistent and efficient approach to evaluating performance.  The assessment includes six success factors, namely growth through leadership, growth through management excellence, growth through people practices, growth through exceptional results, growth through patient/customer excellence and growth through personal commitment.  Each executive officer is assessed on a scale of 1 to 5, with 1 being not applicable and 5 being exceptional performance, in a number of specific areas under each success factor.  The performance development assessment includes both a self assessment and a reviewer/supervisor assessment.  In the case of the Chief Executive Officer, this latter assessment is provided by the Compensation Committee and the Chairman of the Board of Directors.  With respect to the other named executive officers, the assessment is provided by the Chief Executive Officer or (other than with respect to the Chief Financial Officer) the Chief Financial Officer.

The results of the performance development assessment are used by the Committee in setting the salary compensation of the Chief Executive Officer.  In the case of the other named executive officers, the Committee receives advice from the Chief Executive Officer, but actual compensation decisions are made by the Committee.  In each case, the decision is based upon the appropriate market rate salary adjusted subjectively by the Committee to reflect the results of the individual performance development assessment.  Salaries paid to the Company’s named executive officers during 2008 are provided in the Summary Compensation Table.  Differences between individual named executive officers reflect the above considerations and also the fact that some served as executive officers for only a portion of 2008.

Annual Incentive Bonuses (Non-Equity Incentive Compensation)

The Company’s Executive Cash Bonus Plan establishes performance criteria for the payment of annual cash incentive bonuses to the Company’s executive officers and such other additional employees as may be selected by the Compensation Committee from time to time.  Bonus amounts are calculated as a percent of base salary at the end of the year based upon the extent to which, threshold, target and maximum performance goals set annually by the Committee are achieved.  Information on awards made for 2008 is provided elsewhere in this Consent Revocation Statement under 2008 Grants of Plan Based Awards.

In late February and early March 2008, the Committee met to set cash incentive bonuses for 2008.  The Committee set bonus levels for achieving the threshold, target and maximum performance for 2008 at 75%, 100% and 125% of base salary, respectively, for Steven Straus, with linear interpolation between those percentages.  These levels were established in accordance with Mr. Straus’ employment agreement, which is described below.  For the other named executive officers, the bonus levels for achieving threshold, target and maximum performance were set for 2008 at 20%, 40% and 60% of base salary, respectively.  In each case, the bonus levels were determined by the Committee based upon advice from its compensation consultant and were chosen to be market based in order to enable the Company to attract and retain competent employees.  The bonus levels for Mr. Straus also represented the results of arms length negotiations with him at the time of his employment in November 2006 as described under Basis for Chief Executive Compensation.  The 2008 performance measure was adjusted operating income of $26,370,900 for threshold, $29,301,000 for target and $32,231,000 for maximum. The adjustment excludes deferred income from separately priced warranties.  The Committee may select one or more additional or different objective performance measures in the future.  Based upon the Company’s 2008 performance, no cash bonuses are expected to be paid for 2008.

Long-Term Equity Incentive Grants

The Company’s stock incentive plans authorize the Compensation Committee to award stock options and restricted stock to executive officers and other key employees.  Stock incentive grants are designed to align the long-term interests of the Company’s key employees with those of its stockholders by enabling key employees to develop and maintain significant long-term equity ownership positions.

The value and number of stock incentives granted to an executive officer is market based, adjusted to reflect the executive’s level of performance responsibility as reflected in the performance development assessment.  The approach used by the Committee is similar to that used in setting salary compensation as described above.

For 2008, the Compensation Committee continued a long-term equity incentive program begun in 2006 under which a performance measure for each year is established, performance goals are set and threshold, target and maximum performance share award opportunities are made to the Company’s executive officers at the beginning of the year.  The Committee then considered the form in which equity consideration awards should be made for 2008.  In doing so, the Committee noted the uncertain economic conditions under which the Company was operating and the effect that external factors, such as consumer confidence and the overall economy, might have upon the Company’s results of operations.  The Committee also noted that no incentive awards had been earned for 2007 and considered the resulting negative effect upon the Company’s ability to attract and retain qualified employees.

Taking all of these factors into account, the Committee determined that equity incentive awards for 2008 should consist of performance share awards and time-based stock options.  The Committee believed that this approach was appropriate in order to balance risk for the executives and requirements for stockholder return.  The number of performance share awards was determined by dividing one-half of each named executive officer’s incentive award dollar figure by the fair market value of the Company’s common stock on the date of grant.  The performance measure for 2008 was operating income and the terms of the performance share awards essentially were the same for 2007.  The number of shares to be granted under options was calculated by multiplying the number of performance shares by three.  The Committee felt that this was a reasonable allocation of value between performance shares and options based upon advice received from the Committee’s compensation consultant.  The performance shares earned may not be sold by the holder until the third anniversary of the date on which the performance share award was granted and will be forfeited if the holder’s employment with the Company terminates before that date for any reason other than death or disability.  Once issued, the performance shares having voting and dividend rights during the restricted period.  The options are exercisable at fair market value on the date of grant, and will vest over five years and expire after 10 years.

Based upon market rate data developed for each named executive officer by the Committee’s compensation consultant, as adjusted subjectively to reflect the executive’s level of performance and responsibility as reflected in the performance development assessment and the importance attributed internally to different executive positions, the Committee established for each named executive officer a dollar value of target equity incentive compensation.  Information about grants made for 2008 is provided elsewhere in this consent revocation statement under 2008 Grants of Plan Based Awards.  The performance measure for 2008 was adjusted operating income at the levels described under Annual Incentive Bonus.  The evaluation of 2008 performance will occur when audited financial information is available.

Basis for Chief Executive Compensation

Effective November 2, 2006, Steven C. Straus was appointed Chief Executive Officer.  Mr. Straus has an employment agreement with the Company dated November 1, 2006.  The agreement was designed by the Compensation Committee in accordance with the principles described under “Components and Philosophy of Executive Compensation,” and, with advice from the Committee’s compensation consultant, was negotiated at arm’s length with Mr. Straus.  The Committee believes that the terms of the Agreement are consistent with market provisions.  The agreement was amended effective April 28, 2008.  The principal terms of the agreement, as amended, are as follows:

•	Annualized salary of not less than $380,000.

•
Participation in the Company’s Executive Cash Bonus Plan with a cash bonus target equal to 100% of his annual base salary.  The threshold bonus will be 75% of his annual base salary and the maximum bonus will be 125% of his annual base salary.  The target, threshold and maximum bonus goals for 2008 were established by the Compensation Committee on March 5, 2008.

•
Participation in the Company’s 2008 Stock Incentive Plan.  Mr. Straus received time-based Restricted Share Units for 4,682 shares based upon the fair market value on the date of his employment and a Performance Share Award for 9,365 shares.  Performance Shares were to be earned based on Company performance metrics for 2007 determined by the Compensation Committee.  Based on the Company’s performance, no Performance Shares were earned for 2007.  Mr. Straus’ Restricted Share Units will vest on November 2, 2009, the third anniversary of his date of employment.

•
Application of the Company’s standard Confidentiality Agreement, which provides that for a period of one year after termination of his employment with the Company, he will not render services, directly or indirectly, to any competing organization or solicit employees of the Company to join any competing organization.

The agreement has a two-year term that will be automatically renewed for successive two year periods, unless either the Company or Mr. Straus provides written notice to the other party not to so renew at least 120 days prior to the anniversary date.  Mr. Straus also is entitled to certain severance payments as described under “Executive Compensation” – “Potential Post-Employment Payments.”

Severance Arrangements

As discussed under Potential Post-Employment Payments below, the Company entered into agreements with its named executive officers other than Mr. Straus during 2008.  The Compensation Committee and Board considered these agreements important as a tool to retain executives during difficult economic times or in the event of a change in control.  The Compensation Committee reviewed the agreements with is compensation consultant, which advised that the agreements were consistent with benefits offered by companies in the peer group.

Accounting and Tax Treatments of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits the Company from taking an income tax deduction for any compensation in excess of $1 million per year paid to its Chief Executive Officer or any of its other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders.  The Company’s long-term stock incentive plans were approved by stockholders, and are intended to qualify as performance-based compensation and be fully deductible by the Company.  The Company’s annual cash bonus plan has not been approved by stockholders and does not so qualify.

Review of Past Awards

When evaluating the current year compensation awards, the Compensation Committee reviews awards made in prior years in addition to benchmark data from comparable companies.

Adjustment or Recovery of Awards

Under the 2006 Stock Incentive Plan, if at any time within one year after the date on which a participant exercised an option or on which Restricted Stock vests, the Committee determines in its discretion that the Company or a Subsidiary has been materially harmed by the participant, then any gain realized by the participant shall be paid by the participant to the Company upon notice from the Company.

Timing of Grants

The Company has not timed, and does not intend to time, its release of material non-public information for the purpose of affecting the value of executive compensation.  The current policy of the Compensation Committee is grants of options or restricted stock for all employees, including executive officers, will be approved during, or pre-approved with an effective grant date during, a trading “window period,” which the Company defines as a period beginning on the third day following release of its quarterly financial results and ending 15 days before the end of the next fiscal quarter.  If the Company is in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public.  Restricted stock grants to newly appointed or newly promoted executive officers will be effective on the date approved by the Compensation Committee (or, if later, the first day of employment).

EXECUTIVE COMPENSATION

Summary

The following table summarizes the annual compensation of our Principal Executive Officer, Principal Financial Officer and of each of the Company’s other executive officers (the “named executives”) for services rendered to the Company in all capacities in 2008, 2007 and 2006 for years that the officers were named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (7)	Option Awards ($) (8)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Steven C. Straus (1)	2008	$380,000	$53,425	$60,276	$-	$41,752	(9)	$535,453
Chief Executive Officer	2007	$350,000	$53,280	$-	$-	$196,843		$600,123
	2006	$70,833	$8,612	$-	$-	$-		$79,445

Michael J. Celebrezze (2)	2008	$209,583	$2,554	$30,138	$26,250	$-		$247,275
Senior Vice President of	2007	$190,000	$7,533	$-	$26,250	$6,750		$230,533
Finance and Treasurer and
Chief Financial Officer

Stephen M. Jones (3)	2008	$214,900	$-	$30,138	$-	$-		$245,038
Senior Vice President of	2007	$140,000	$-	$-	$-	$3,500		$143,500
Human Resources

David L. Thomas (4)	2008	$212,596	$-	$25,660	$-	$122,787	(10)	$361,043
Senior Vice President of Operations

Alan H. Buckey (5)	2008	$150,987	$-	$-	$-	$-		$150,987
Former Executive Vice President of	2007	$282,000	$121,070	$176,454	$-	$4,942		$584,466
Finance and Chief Financial	2006	$270,000	$102,096	$216,727	$115,627	$1,000		$705,450
Officer

James H. Brenner (6)	2008	$148,333	$-	$286,830	$-	$139,960	(11)	$575,123
Former Chief Marketing Officer	2007	$166,667	$-	$-	$-	$178,960		$345,627

(1)	Mr. Straus began his employment with the Company on November 1, 2006.
(2)	Mr. Celebrezze began his employment with the Company on July 17, 2006 and was named an executive officer on August 21, 2007.
(3)	Mr. Jones began his employment with the Company on May 1, 2007 and was named an executive officer on August 21, 2007.
(4)	Mr. Thomas began employment with the Company on March 1, 2008.
(5)	Mr. Buckey resigned his employment with the Company effective June 24, 2008.
(6)	Mr. Brenner’s employment with the Company terminated effective July 31, 2008.
(7)
The Long Term Incentive Grants section under Compensation Discussion and Analysis describes the equity awards granted to the named executives.  Represents expense recognized in accordance with SFAS 123(R) as described in Note 1 of the audited financial statements included in the Form 10-K filed on February 28, 2008.

(8)
Represents expense recognized in accordance with SFAS 123(R) for stock options issued prior to January 1, 2008 but not vested as of January 1, 2008.  No stock options were granted in 2006 or 2007.  Refer to the Outstanding Equity Awards at Fiscal Year-End table for details of outstanding stock options for named executives.  The fair value of each stock option is estimated using the Black-Scholes option pricing model using the assumptions in the following table.  Expected volatility is based on a blend of implied and historical volatility of our common stock.  We use historical data on exercises of stock options and other factors to estimate the expected term of the share-based payments granted.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the date of grant.  The expected life of the options is based on historical data and is not necessarily indicative of exercise patterns that may occur.

(9)	Consists of $23,585 of moving cost reimbursement and tax gross-up for relocation expense of $18,167.
(10)	Consists of $88,366 of moving cost reimbursement and tax gross up for relocation expense of $34,421.
(11)	Consists of $106,250 of severance payments, $16,574 of moving cost reimbursement, tax gross up for relocation expense of $13,051 and $4.085 of post-employment health benefits..

The fair value of each common stock option granted during 2008 was estimated using the following weighted-average assumptions:

2008
Dividend yield	5-7.1%
Expected volatility	361-362%
Risk-free interest rate	3-3.1%
Expected lives (in years)	5

Plan-Based Compensation

The following table summarizes the programs under which grants of cash or equity-based compensation were available to the named executives in 2008.  Determination of any payments based on 2008 performance will not be made until the audited financial statements for the year ended December 31, 2008 are complete.

2008 Grants of Plan Based Awards

	Grant	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other option awards: number of securities underlying	Exercise or base price of option awards	Grant date fair value of stock and option
Name	Date	Threshold($)	Target($)	Max ($)	Threshold(#)	Target(#)	Max (#)	options (#)	($/Sh)	awards
Steven C. Straus	3/5/2008	$285,000	$380,000	$475,000	6,127	12,254	18,381	36,762	$14.28	$699,948
Michael J. Celebrezze	3/5/2008	$41,917	$83,833	$125,750	3,063	6,127	9,190	18,381	$14.28	$349,974
Stephen M. Jones	3/5/2008	$42,980	$85,960	$128.940	3,063	6,127	9,190	18,381	$14.28	$349.974
David L. Thomas (3)	4/1/2008	$41,250	$82,500	$123,750	3,610	7,221	10,831	21,663	$14.28	$431,527
Alan H. Buckey (4)	3/5/2008	$58,374	$116,748	$175,122	4,814	9,628	14,442	28,884	$14.28	$549,951
James H. Brenner (4)	3/5/2008	$51,000	$102,000	$153,000	4,814	9,628	14,442	28,884	$14.28	$549,951

(1) Awards under the Company's Executive Cash Bonus Plan. See "Compensation Discussion and Analysis" for discussion of a discussion of the plan.
(2) Awards under the Company's 2006 Stock Incentive Plan. See "Compensation Discussion and Analysis" for discussion of a discussion of the plan.
(3) Mr. Thomas was hired on April 1, 2008 and the plan-based awards were provided on a pro rata basis using 9/12 proration.
(4) As former employees, Messrs. Buckey and Brenner will not be eligible for any payments of these awards.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table details information on outstanding equity-based compensation awards for the named executives as of December 31, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price (S)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (7)
Steven C. Straus	-	36,762	(1)	$14.28	3/5/2018	4,682	(2)	$19,243	6,127	25,182
Michael J. Celebrezze	-	18,381	(3)	$14.28	3/5/2018	166	(4)	682	3,063	12,589
Stephen M. Jones	-	18,381	(5)	$14.28	3/5/2018	-		-	3,063	12,589
David L. Thomas	-	21,663	(6)	$12.94	4/1/2018	-		-	3,610	14,837
Alan H. Buckey	-	-		-	-	-		-	4,814	19,786
James H. Brenner	-	-		-	-	-		-	4,814	19,786

Vesting Schedule

(I) (2) Steven C. Straus
11/2/2009	4,682
3/2/2009		7,353
3/2/2010		7,353
3/2/2011		7,352
3/2/2012		7,352
3/2/2013		7,352
	4,682	36,762
(3)(4) Michael J. Celebrezze
7/17/2009	166
3/2/2009		3,677
3/2/2010		3,676
3/2/2011		3,676
3/2/2012		3,676
3/2/2013		3,676
	166	18,381
(5) Stephen M. Jones
3/2/2009	3,677
3/21/11	1,676
3/2/2011	3,676
3/2/2012	3,676
3/2/2013	3,676
	18,381
(6) David L. Thomas
3/2/2009	4,333
3/2/2010	4,333
3/2/2011	4,333
3/2/2012	4,332
3/2/2013	4,332
	21,663

(7)           Based on threshold awards under the Company's Long Term Equity Incentive Plan.  The decision on whether any amounts were earned or paid under this plan for 2008 performance has not occurred.  See "Compensation Discussion and Analysis."

The following table summarizes the value of the named executives of stock options exercised or restricted awards vested during 2008.  The stock award value realized on vesting was calculated by multiplying the number of shares by the market value on the vesting date.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Steven C. Straus	_	_	_	_

Michael J. Celebrezze	_	_	167	828

David L. Thomas	_	_	_	_

Stephen M. Jones	_	_	_	_

Alan H. Buckey	7,650	50,720	_	_

James H. Brenner	_	_	_	_

Nonqualified Deferred Compensation

The Company offers a non-qualified deferred compensation plan.  Eligible participants include all surgeons, whether employees or independent contractors of the Company or employees or independent contractors of professional corporations that are affiliated with the Company.  Eligible participants also include other employees of the Company with annual base compensation for such year equal to or exceeding $120,000.  The Company has not provided any match to the participant deferral.  None of the named executive officers participated in the deferred compensation plan in 2008.

As of December 31, 2008, based on the recommendation of the participants and approval of the Board’s Compensation Committee, the non-qualified deferred compensation plan was terminated.  In accordance with the Plan, all disbursements will occur between the periods of 12 months and 24 months after termination of the Plan.

Potential Post-Employment Payments

Chief Executive Officer

Under the terms of Mr. Straus’ employment agreement, as amended, if the Company terminates Mr. Straus’ employment without Cause (Cause is defined as a conviction of a felony involving theft or moral turpitude or willful failure to perform duties) or he terminates his employment for Good Reason (Good Reason is defined as a material reduction of title, authority, duties or responsibilities, relocation more than 35 miles from the Company’s headquarters in Cincinnati, Ohio, reduction of base salary or bonus percentage, material breach of the Company’s obligations, or removal from or failure to be elected to the board of directors), or his employment terminates upon the expiration of any two-year employment term as a result of a Company notice to him of non-renewal of the employment term or his employment terminates due to death or disability, he will be entitled to the following severance and benefits in addition to any then-accrued and unpaid compensation and benefits from the Company:  (i) continuation of base salary, payable monthly, for 24 months following termination, (ii) continuation of health, dental and vision benefits for 24 months with premiums charged to him at active employee rates, (iii) in the case of any such termination occurring after the sixth complete month of the fiscal year of termination, a bonus under the Executive Cash Bonus Plan for the year of termination in an amount based on actual performance for the year (provided all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which he was employed, and payable when annual bonuses are paid to other senior executives, (iv) all of his time-based Restricted Share Units will vest in full and all of his Performance Share Awards will vest pro rata (and treated as having been earned at a target level of performance if the performance period is not then completed) based on the ratio of the number of days employed from the date of grant to the number of days constituting the vesting period.  In the event of a Change of Control, all of his time-based Restricted Share Units will vest in full and all of his Performance Share Awards will be treated as earned at target (if the performance period is not then completed) and will vest in full.  Change of Control is defined as any “person” becoming the “beneficial owner,” directly or indirectly, of 20% or more of the total voting power of all of the Company’s voting securities then outstanding and the acquisition of such beneficial ownership was not pre-approved by at least a majority of the directors of the Company; at any date the individuals who constituted the Company’s Board at the beginning of the two-year period immediately preceding such date (together with any new directors whose election by the Company’s Board, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the directors then in office; or immediately after a transaction involving the Company, the voting shares of the Company outstanding immediately prior to such transaction do not represent more than 50% of the total voting power of the voting securities of the Company or surviving or acquiring entity or any parent thereof outstanding immediately after such transaction.  All of the foregoing payments are subject to downward adjustment to avoid the application of certain excise taxes.

In connection with his employment agreement, Mr. Straus also entered into a Confidentiality, Inventions and Non-competition Agreement with the Company that includes, among other provisions, an agreement not to compete with the Company in the United States or in foreign countries where the Company markets it products or services for a period of one year after his termination of employment.

Other Named Executives

Effective June 26, 2008, the Company entered into agreements with each of Messrs. Thomas, Celebrezze, Jones and Brenner.  The principal terms of the agreements are as follows:

•
The executive’s employment will be for a one year term that will be automatically renewed for successive one year periods, unless either the Company or he provides written notice to the other party not to so renew at least 90 days prior to December 31 of each year.

•
The executive may terminate the Agreement if (A) the Company has breached any material provision of the agreement; (B) there is a material diminution in the executive’s authority, duties or responsibilities; (C) there is a change of more than 35 miles in the executive’s workplace; or (D) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume all of the Company’s obligations under the Agreement; in each case after notice and failure to cure. The Company may terminate the employment if (i) the executive has breached any material provision and within 30 days after notice thereof, the executive fails to cure such breach; or (ii) the executive at any time refuses or fails to perform, or misperforms, any of his obligations under or in connection with the Agreement in a manner of material importance to the Company and within 30 days after notice the executive fails to cure such action or inaction; or (iii) a court determines that the executive has committed a fraud or criminal act in connection with his employment that materially affects the Company.

•
If the executive’s employment is terminated by the Company for any reason other than pursuant to clauses (i) through (iii) above, or by the executive pursuant to clauses (A), (B), (C) or (D) above, or the Company gives notice of non-renewal as described above, the executive shall be entitled to the following severance and benefits: (i) continuation of base salary and benefits for 12 months, (ii) in the case of any such termination occurring after the sixth complete month of the fiscal year of termination, a bonus under the Company’s Executive Cash Bonus Plan for the year of termination in an amount based on actual performance for the year (provided, all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which the Employee was employed, and payable when annual bonuses are paid to other senior executives, (iii) all of the executive’s Options and Time-Based Restricted Share Awards will vest in full, (iv) the executive will be issued shares under outstanding Performance-Based Restricted Share Awards based on the actual level of achievement of the performance criteria for the applicable performance period applicable to the Awards, pro-rated to reflect the number of days from the start of the applicable performance period to the date the executive ceases to be employed by the Company divided by the total number of days in the applicable performance period, any such shares to be issued to the executive at the same time as shares are issued to other senior executive officers; and (v) specified accrual obligations.

•
In the event of a Change in Control (as defined under the Company’s 2006 Stock Incentive Plan) all of the executive’s Options and Time-Based Restricted Share Awards will vest in full and all of the executive’s Performance-Based Restricted Share Awards will be treated as earned at target (if the performance period is not then completed) and the shares subject thereto will be issued to the executive within 10 days of such Change in Control.

•	Each executive entered into a one year Confidentiality, Inventions and Non-competition Agreement in connection with these agreements.

Upon the promotion of Michael J. Celebrezze as the Company’s Senior Vice President/Finance, Chief Financial Officer on December 1, 2008, his agreement was amended to reflect an increase of his base salary from $205,000 to $260,000.

Mr. Brenner’s offer letter also provided that if the Company were to terminate his employment for any reason other than cause, the Company would pay 12 months of base salary over a twelve-month period and would maintain his benefits, in exchange for continued adherence with Confidentiality, Inventions and Non-competition Agreements.  Mr. Brenner’s employment was terminated by the Company on July 31, 2008.  The actual payment to Mr. Brenner after his termination through December 31, 2008 was $106,250 in severance and $4,085 in health and welfare benefits.  He is entitled to receive $148,750 in severance and approximately $5,719 in health and welfare benefits through July 31, 2009

Upon his resignation, Mr. Buckey was not entitled to any post-employment compensation.

Other Arrangements

The Company’s Stock Incentive Plans contain change of control provisions that provide that under certain conditions all unvested stock options and grants become fully vested immediately.

The following table summarizes potential post-employment compensation to Messrs. Straus, Celebrezze, Thomas and Jones for any reason other than involuntary termination with cause (in which case no payments would be made) based on an assumption that a triggering event took place on December 31, 2008 and using the $4.11 per share closing price for the common stock on that date:

	Mr. Straus (1)	Mr. Celebrezze (2)	Mr. Thomas (2)	Mr. Jones (2)

Compensation
Severance	$760,000	$260,000	$275,000	$214,900
Non equity Incentive Plan Payments (3)	-	-	-	-
Time-Based Restricted Stock (4)	19,243	682	-	-
Performance-Based Restricted Stock (3)	-	-	-	-
Benefits and Perquisites	-	-	-	-
Health and Welfare Benefits	19,608	9,804	9,804	6,834
Total compensation	$829,607	$270,486	$284,804	$221,734

(1)	Mr. Straus has an employment agreement for two years of pay and health benefits.

(2)	Messrs. Celebrezze, Thomas and Jones have employment agreements for one year of pay and health benefits.

(3)	Assumes payment under incentive compensation plans for 2008 performance, which is not expected to occur.

(4)
Only one grant of time-based restricted stock shares is unvested for each of these individuals.  Their agreements call for immediate vesting of all unvested shares.  As of December 31, 2008, all options granted these executives had a strike price of $14.28, which was higher than the $4.11 market price.  Therefore, the Company has determined their values as of that date to be $0.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtains from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee discusses and reviews with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discusses and reviews the results of the independent auditors’ examination of the financial statements.

During 2008, the Audit Committee met 11 times, and the Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Corporate Controller and independent auditors prior to the filing of the Company’s Form 10-Q.

The Audit Committee has not yet (i) reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2008, with management or the independent auditors; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; (iii) discussed and reviewed the results of the independent auditors’ examination of the quarterly and annual financial statements; or (iv) recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.  It is anticipated that these activities will be concluded during the first calendar quarter of 2009.

Respectfully submitted,
The Audit Committee

John C. Hassan (Chair)
William F. Bahl
E. Anthony Woods

2009 ANNUAL MEETING OF STOCKHOLDERS

In order for any stockholder proposal to be eligible for inclusion in our Proxy Statement and on our proxy card for the 2009 Annual Meeting of Stockholders, it must have been received by the Company’s Secretary at the address shown on the cover of this Consent Revocation Statement prior to the close of business on December 12, 2008.  Any proposal received after such date will be considered untimely.  In accordance with the Bylaws, any stockholder who intends to propose any other matter to be acted upon at the 2009 Annual Meeting (but not include such proposal in the Company’s Proxy Statement) must inform the Company no later than February 11, 2009.  If notice is not provided by that date, the persons named in the Company’s proxy for the 2009 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2009 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of security ownership and changes in that ownership with the SEC.  Officers, directors and greater than ten-percent beneficial owners also are required to furnish the Company with copies of all Section 16(a) forms they file.  Based upon a review of copies of these forms, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 2008, except a Form 4 to report one stock option grant for Mr. Thomas.

STOCKHOLDER COMMUNICATIONS

The Board has established a process for stockholders to communicate with members of the Board.  A stockholder should direct his or her communication in writing to the attention of the Company’s Assistant General Counsel at the address shown on the cover of this Consent Revocation Statement.  The Assistant General Counsel will forward the communication to the members of the Board unless he determines that the communication is frivolous or has not been made by the stockholder in good faith.

HOUSEHOLDING PROXY MATERIALS

The Company has adopted a procedure approved by the SEC called “householding” that will reduce our printing costs and postage fees.  Under this procedure, multiple stockholders residing at the same address will receive a single copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable, unless the stockholders notify the Company that they wish to receive individual copies.  Stockholders may revoke their consent to householding at any time by contacting the Company, either by calling the Company at (513) 792-5629 or by writing to the Company’s Secretary at the address set forth on the front page of this Consent Revocation Statement.  The Company will remove you from the householding program within 30 days of receipt of your notice, after which you will receive an individual copy of the Annual Report on Form 10-K, Proxy Statement or notice, as applicable.

IMPORTANT

The Board urges you NOT to return any WHITE consent card solicited from you by the Joffe Group.  If you have previously returned any such consent card you have every right to revoke your consent.  Simply complete, sign, date and mail the enclosed GOLD Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the WHITE consent card.

For additional information or assistance, please call our soliciting agent, Georgeson Inc. Banks and brokers may call Georgeson at 212.440.9800, and all others may call Georgeson toll free at 1.800.457.0109.  Georgeson’s address is 199 Water Street, 26th Floor, New York, New York 10038.

CERTAIN INFORMATION REGARDING PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Company’s Common Stock During the Past Two Years

A list of all acquisitions and dispositions of the Company’s Common Stock made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent is attached as Annex A to this document.

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge:  (i) none of the participants in the Company’s solicitation of consent revocations is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Company’s Common Stock by Associates of Participants

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934) who beneficially own any shares of the Company’s Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Form 10-K for the fiscal year ended December 31, 2007 or any of the other corporate governance documents referred to in this Consent Revocation Statement by writing to the Secretary of the Company at the Company’s address shown on the cover page of this Consent Revocation Statement or calling 513-792-5629. These also are available on the SEC’s website at www.sec.gov or on the Company’s websites at www.lasikplus.com and www.lca-vision.com.

PRELIMINARY COPY

[FORM OF REVOCATION OF CONSENT CARD – GOLD]

IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD CONSENT REVOCATION CARD IMMEDIATELY.  EVEN IF YOU HAVE NOT SIGNED THE JOFFE GROUP’S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD CONSENT REVOCATION CARD.

THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LCA-VISION INC., IN OPPOSITION TO THE SOLICITATION BY THE JOFFE GROUP.

The undersigned, a holder of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of LCA-Vision Inc. (the “Company”), acting with respect to all of the shares of Common Stock held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the proposals set forth on the other side of this card:

The Board of Directors of the Company unanimously recommends that you “REVOKE CONSENT” on each proposal set forth on the other side of this card. Please sign, date and mail this revocation of consent card today.

1.
Proposal made by the Joffe Group to repeal any provision of the LCA-Vision Bylaws (“the Bylaws”) in effect at the time this proposal becomes effective that were not included in the Bylaws that became effective December 31, 2008 and were filed with the Securities and Exchange Commission on January 6, 2009 (the “Bylaw Restoration Proposal”).

☐           REVOKE CONSENT                                                      ☐           DO NOT REVOKE CONSENT

2.
Proposal made by the Joffe Group to remove William F. Bahl, John H. Gutfreund, John C. Hassan, Steven C. Straus, and E. Anthony Woods and any person (other than those elected by the consent solicitation of the Joffe Group) elected or appointed to the Board of Directors of the Company by such directors to fill any vacancy on the Board of Directors of the Company or any newly-created directorships.

☐           REVOKE CONSENT                                                      ☐           DO NOT REVOKE CONSENT

Instructions to Proposal No. 2: To revoke consent to the removal of the person named in Proposal No. 2, check the appropriate box. If you wish to revoke the consent to the removal of certain persons named in Proposal No. 2, but not all of them, check the "REVOKE CONSENT" box and write the name of each such person as to whom you do not wish to REVOKE CONSENT in the following space:

3.
Proposal made by the Joffe Group to elect  Stephen N. Joffe, Jason T. Mogel, Robert Probst, Edward J. VonderBrink and Robert H. Weisman to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

☐           REVOKE CONSENT                                                      ☐           DO NOT REVOKE CONSENT

Instructions to Proposal No. 3: To revoke consent to the election of the persons named in Proposal 3, check the appropriate box. If you wish to revoke the consent to the election of certain of the persons named in Proposal No. 3, but not all of them, check the "REVOKE CONSENT" box and write the name of each such person as to whom you do not wish to REVOKE CONSENT in the following space:

Instructions:  If no direction is made with respect to one or more of the foregoing proposals or if you mark the “REVOKE CONSENT” box with  respect to one or more of the foregoing proposals, this revocation card will revoke all previously executed consents with respect to such proposals.

Please sign your name below exactly as it appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: _________________, 2009

Signature:
Title:

Signature: (if held jointly)
Title:

PLEASE SIGN, DATE AND RETURN THIS REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Annex A

TRANSACTIONS IN SECURITIES OF LCA-VISION INC.

DURING THE PAST TWO YEARS

Title of Security	Issue or Grant Date	Amount		Acquired or Disposed	Price Per Share or Exercise Price Per Share ($)

WILLIAM F. BAHL

Common Stock	03/31/2007	121		Acquired	—
Common Stock	06/29/2007	106		Acquired	—
Common Stock	08/21/2007	2,060	(1)	Acquired	—
Common Stock	09/30/2007	170		Acquired	—
Common Stock	12/31/2007	250		Acquired	—
Common Stock	03/31/2008	400		Acquired	—
Common Stock	05/12/2008	7,692	(2)	Acquired	—
Common Stock	06/30/2008	1,048		Acquired	—
Common Stock	09/30/2008	1,078		Acquired	—
Common Stock	12/31/2008	1,217		Acquired	—

JOHN H. GUTFREUND

Common Stock	02/07/2007	600		Disposed	43.72
Common Stock	02/07/2007	550		Disposed	43.73
Common Stock	02/27/2007	50		Disposed	43.74
Common Stock	02/27/2007	800		Disposed	43.76
Common Stock	03/31/2007	121		Acquired	—
Common Stock	06/29/2007	106		Acquired	—
Common Stock	08/21/2007	2,060	(1)	Acquired	—
Common Stock	09/30/2007	170		Acquired	—
Common Stock	12/31/2007	250		Acquired	—
Common Stock	03/31/2008	400		Acquired	—
Common Stock	05/12/2008	7,692	(2)	Acquired	—
Common Stock	06/30/2008	1,048		Acquired	—
Common Stock	09/30/2008	1,078		Acquired	—
Common Stock	12/31/2008	1,217		Acquired	—

JOHN C. HASSAN

Common Stock	03/31/2007	121		Acquired	—
Common Stock	06/29/2007	106		Acquired	—
Common Stock	08/21/2007	2,060	(1)	Acquired	—
Common Stock	09/30/2007	170		Acquired	—
Common Stock	12/31/2007	250		Acquired	—
Common Stock	03/31/2008	400		Acquired	—
Common Stock	05/12/2008	7,692	(2)	Acquired	—
Common Stock	06/30/2008	1,048		Acquired	—
Common Stock	09/30/2008	1,078		Acquired	—
Common Stock	12/31/2008	1,217		Acquired	—

E. ANTHONY WOODS

Common Stock	03/31/2007	121		Acquired	—
Common Stock	03/31/2007	759		Acquired	—
Common Stock	06/29/2007	106		Acquired	—
Common Stock	06/29/2007	661		Acquired	—
Common Stock	08/21/2007	2,060	(1)	Acquired	—
Common Stock	09/30/2007	170		Acquired	—
Common Stock	09/30/2007	1,063		Acquired	—
Common Stock	11/01/2007	600		Acquired	16.49
Common Stock	11/01/2007	100		Acquired	16.50
Common Stock	11/01/2007	1,111		Acquired	16.51
Common Stock	11/01/2007	300		Acquired	16.52
Common Stock	11/01/2007	2,889		Acquired	16.55
Common Stock	11/01/2007	300		Acquired	16.29
Common Stock	11/01/2007	300		Acquired	16.28
Common Stock	11/01/2007	1,000		Acquired	16.29
Common Stock	11/01/2007	1,000		Acquired	16.30
Common Stock	11/01/2007	300		Acquired	16.29
Common Stock	11/01/2007	600		Acquired	16.30
Common Stock	11/01/2007	100		Acquired	16.28
Common Stock	11/01/2007	500		Acquired	16.29
Common Stock	11/01/2007	2,900		Acquired	16.30
Common Stock	11/02/2007	100		Acquired(3)	15.78
Common Stock	12/31/2007	250		Acquired	—
Common Stock	12/31/2007	1,565		Acquired	—
Common Stock	03/31/2008	400		Acquired	—
Common Stock	05/12/2008	7,692	(2)	Acquired	—
Common Stock	06/30/2008	1,048		Acquired	—
Common Stock	09/30/2008	1,078		Acquired	—
Common Stock	12/31/2008	1,217		Acquired	—

STEVEN C. STRAUS

Common Stock	08/03/2007	2,500		Acquired	31.99
Common Stock	12/12/2007	5,000		Acquired	18.55
Option to Purchase Common Stock	03/05/2008	36,762	(4)	Acquired	14.28

MICHAEL J. CELEBREZZE

Common Stock	08/21/2007	2,617		Held(5)
Option to Purchase Common Stock	03/05/2008	18,381	(4)	Acquired	14.28
Common Stock	07/17/2008	167		Acquired (6)	—

DAVID L. THOMAS

Option to Purchase Common Stock	4/1/2008	21,663	(4)	Acquired	12.94

STEPHEN M. JONES

Option to Purchase Common Stock	03/05/2008	18,381	(4)	Acquired	14.28

(1)Award of restricted stock units under the company’s 2006 Stock Incentive Plan.  Half of the award vested on August 21, 2008, and the remaining portion is scheduled to vest one year thereafter.

(2)Award of restricted stock units under the company’s 2006 Stock Incentive Plan.  The award vests in two equal parts on May 12, 2009 and 2010.

(3)Acquired by spouse.

(4)Award of nonqualified stock options under the company’s 2006 Stock Incentive Plan.  The award vests in five equal parts on March 2, 2009, 2010, 2011, 2012, and 2013.

(5) Holdings reported upon becoming an executive officer as held by trust.

(6) Vesting of restricted stock units awarded prior to becoming an executive officer.